Exhibit 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

REVOLVING LOAN AGREEMENT,

dated as of August 26, 2024

among

AEROVÍAS DE MÉXICO, S.A. DE C.V.,

as the Borrower

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO,

as Sole Bookrunner and Lead Arranger

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO,

ING BANK N.V., DUBLIN BRANCH,

BARCLAYS BANK PLC,

BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A.,

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX,

JPMORGAN CHASE BANK, N.A.,

AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Initial Lenders

THE OTHER LENDERS PARTY FROM TIME TO TIME TO THIS AGREEMENT,

as additional Lenders

GRUPO AEROMÉXICO, S.A.B. DE C.V., and

AEROLITORAL, S.A. DE C.V.,

as Guarantors

and

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO,

as Administrative Agent

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1A	Form of Assignment and Assumption

Schedule 1B	Form of Promissory Note

Schedule 2	Form of Notice of Borrowing

Schedule 3A	Form of Opinion of External New York Legal Counsel for the Borrower

Schedule 3B	Form of Opinion of External Mexican Legal Counsel for the Borrower

Schedule 4A	Form of Borrower’s Officers’ Certificate

Schedule 4B	Form of Guarantor’s Officers’ Certificate

Schedule 5	Applicable Lending Offices and Addresses for Notices

Schedule 6	Commitments

Schedule 7	[Reserved]

Schedule 8	Form of Beneficial Ownership Certification

Schedule 9	[Reserved]

Schedule 10	Amortization Schedule

Schedule 11	Litigation

Schedule 12	Subsidiaries

Schedule 13	Financial Debt

v

This REVOLVING LOAN AGREEMENT (this “Agreement”), dated as of August 26, 2024, is among AEROVÍAS DE MÉXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico, as borrower (the “Borrower”), BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, a bank organized under the laws of Mexico, as sole bookrunner and lead arranger, BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, ING BANK N.V., DUBLIN BRANCH, BARCLAYS BANK PLC, BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A., BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, JPMORGAN CHASE BANK, N.A., and MORGAN STANLEY SENIOR FUNDING, INC., as initial lenders (the “Initial Lenders,” and each, an “Initial Lender”), and each other Person (as defined below) that becomes a “Lender” after the date hereof under the terms hereof (together with the Initial Lenders, each, a “Lender,” and, together, the “Lenders”), GRUPO AEROMÉXICO, S.A.B. DE C.V., a sociedad anónima bursatil de capital variable organized under the laws of Mexico (“Grupo Aeromexico”), and AEROLITORAL, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Aerolitoral” and, together with Grupo Aeroméxico, the “Guarantors”), and BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, a bank organized under the laws of Mexico, as agent for the Lenders (in such capacity, together with any successor appointed pursuant to Section 7.9, the “Administrative Agent”).

WHEREAS, the Borrower has requested the Lenders to provide a senior secured revolving credit facility in the aggregate principal amount of U.S.$200,000,000;

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders are willing to provide such credit facility upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS

1.1	Defined Terms

In this Agreement the following expressions have the following meanings:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Administrative Account” means the bank account maintained by the Administrative Agent with J.P. Morgan Chase Bank NY, Account number 400001942, ABA: 021000021, Bank Swift: CHASUS33, beneficiary: BBVA México S.A., or such other bank account notified by the Administrative Agent to the Lenders in writing.

“Administrative Agent” has the meaning specified in the first paragraph of this Agreement.

“Aerolitoral” has the meaning specified in the first paragraph of this Agreement.

“Affected Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“Affected Lender” has the meaning specified in Section 2.15.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning specified in Section 5.17.

“Affiliation Contracts” means, collectively, the BSP Contract and the merchant services card agreements entered into by the Borrower from time to time, including, without limitation, the Elavon Contract and the Scotia Contract, which establish the basis for the Borrower to accept Visa and Mastercard branded cards for payment of airline tickets, excess baggage, related governmental fees and taxes, from which collection rights in favor of the Borrower are derived.

“Agents” means the Administrative Agent and the Trustee.

“Aggregate Credit Exposure” means, at any time, the aggregate amount of the Credit Exposures of all Lenders at such time.

“Aircraft” means any contrivance invented, used, or designed to navigate, or fly in, the air, which includes the engines and parts related thereto.

“Amortization Date” means each date listed on the Amortization Schedule set forth in Schedule 10 hereto.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to any Obligor, concerning or relating to bribery or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010, any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, the Mexican Federal Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), the Mexican Federal Law of Responsibilities of Government Officials (Ley Federal de Responsabilidades de los Servidores Públicos), the Mexican Federal Criminal Code (Código Penal Federal), the Mexican General Law for the National Anticorruption System (Ley General del Sistema Nacional Anticorrupción), the Mexican General Law of Administrative Responsibility (Ley General de Responsabilidades Administrativas), and all other similar anti-bribery or corruption laws applicable to any Obligor.

“Anti-Money Laundering Laws” means all laws of any jurisdiction (including the U.S., and Mexico) applicable to the Obligors concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by Title III of the Act, the Money Laundering Control Act of 1986, other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Patriot Act) of 2001, applicable anti-money laundering laws in Mexico (including the Mexican Federal Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), the Mexican Credit Institutions Law (Ley de Instituciones de Crédito), the Mexican General Provisions related to article 115 of the Credit Institutions Law (Disposiciones de carácter general a que se refiere el artículo 115 de la Ley de Instituciones de Crédito) and the Mexican Federal Criminal Code (Código Penal Federal)) and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time, and any other similar laws or regulations concerning anti-money laundering or anti-terrorism applicable to any Obligor.

“Applicable Margin” means 2.85% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by any Obligor or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by Law to be held by a Person other than such Obligor or a Restricted Subsidiary), or (b) all or substantially all the assets of any division or line of business of such Obligor or any Restricted Subsidiary; provided, however, that the following shall not constitute Asset Dispositions: (A) a disposition by a Restricted

Subsidiary to an Obligor or by an Obligor or a Restricted Subsidiary to another Restricted Subsidiary, (B) a disposition of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets, (C) a sale-leaseback of assets, (D) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (E) any Equity Offering by an Obligor or Restricted Subsidiary, (F) dispositions of assets in the ordinary course of business, or (G) dispositions of assets with a fair value of less than U.S.$100,000,000 in any fiscal year.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee and acknowledged by the Administrative Agent, in substantially the form set out in Schedule 1A.

“Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20.4.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” means Title 11, United States Code, the Mexican Law of Commercial Reorganizations (Ley de Concursos Mercantiles) or any similar federal or state law relating to bankruptcy, insolvency, receivership, winding-up, suspension of payments, concurso mercantil, liquidation, reorganization or relief of debtors or the law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, suspension of payments, concurso mercantil, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Bankruptcy Order” means any court order, made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or a declaration of concurso mercantil, or providing for liquidation, concurso mercantil, receivership, winding-up, dissolution, “concordate” or reorganization, quiebra or insolvencia, or appointing a Custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20.1.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.20.

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is described in the Beneficial Ownership Regulation), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, substantially in the form of Schedule 8.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” or “Board of Directors” means the Board of Directors of any Obligor or any committee thereof duly authorized to act on behalf of such Board.

“Bookrunner” means BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, in its capacity as sole bookrunner and lead arranger.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrowing” means any borrowing hereunder by the Borrower of a Loan from the Lenders having Commitments on a given date, and collectively, the “Borrowings.”

“BSP” means the Billing and Settlement Plan in terms of Resolution 850 (eight hundred and fifty) issued by the IATA.

“BSP Collection Rights” means the collection rights derived from the BSP Contract exclusively in Mexico, owned by the Borrower, which were assigned by the Borrower in favor of the Trustee.

“BSP Contract” means the affiliation agreement (contrato de afiliación a comercios) derived from the BSP dated as of October 1, 2005, entered into by and among the Borrower and Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander (now Banco Santander México, S.A., Institución De Banca Múltiple, Grupo Financiero Santander México), as amended, modified and/or supplemented from time to time.

“Business Day” means each day other than Saturday, Sunday or other day on which commercial banks in the city of New York, the United States or Mexico City, Mexico are authorized or required by Law to remain closed.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with IFRS, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with IFRS; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations, partes sociales or other equivalents of or interests in (however designated, whether voting or non-voting) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means:

(i) U.S. dollars, or money in the local currency of any country in which the Borrower or any of the Subsidiaries operate;

(ii) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any country recognized by the Unites States of America maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s or any successor thereto;

(iv) commercial paper outstanding at any time, maturing not more than one year after the date of acquisition, issued by any Person (other than an Affiliate of the Borrower) that is organized under the laws of the United States of America, any state thereof or any Latin American country recognized by the United States and rated P-1 or better from Moody’s or A-1 or better from S&P or, with respect to Persons organized outside of the United States, a local market credit rating at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s and in each case with maturities of not more than 360 days from the date of acquisition thereof;

(v) demand deposits, certificates of deposit, overnight deposits and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States and at the time of acquisition thereof has capital and surplus in excess of US$500,000,000 (or the foreign currency equivalent thereof) and a rating of P-1 or better from Moody’s or A-1 or better from S&P or, with respect to a commercial bank organized outside of the United States, a local market credit rating of at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s, or with government owned financial institution that is organized under the laws of any of the countries in which the Borrower or the Subsidiaries conduct business;

(vi) insured demand deposits made in the ordinary course of business and consistent with the Borrower’s or its Subsidiaries’ customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof;

(vii) repurchase obligations with a term of not more than 360 days for underlying securities of the types described in clauses (ii), (iii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(viii) substantially similar investments denominated in the currency of any jurisdiction in which the Borrower or any of the Subsidiaries conducts business of issuers whose country’s credit rating is at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s;

(ix) any other securities or pools of securities that are classified under IFRS as cash equivalents or short-term investments on a balance sheet as of such date; and

(x) investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (i) through (ix) above.

“CFDI” means the digital tax slip issued in connection with any payment or withholding of Mexican Taxes, pursuant to Articles 29 and 29-A of the Mexican Federal Fiscal Code (Código Fiscal de la Federación) and the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024), or any successor provision.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Grupo Aeromexico and its Subsidiaries taken as a whole, to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act or any successor provisions to other of the foregoing)) other than to one or more Permitted Holders is consummated; (b) the consummation of any transaction (including without limitation, any merger, consolidation, or capital increase), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Grupo Aeromexico, measured by voting power rather than number of shares; (c) the adoption of a plan relating to the liquidation or dissolution of Grupo Aeromexico; (d) individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of Grupo Aeromexico; (e) Grupo Aeromexico shall fail to own, directly or indirectly, 100% of the Voting Stock of the Borrower; or (f) Grupo Aeromexico shall fail to own, directly or indirectly, 100% of the Voting Stock of Aerolitoral. For the avoidance of doubt, an initial public offering of Grupo Aeromexico in the US, Mexico or any other jurisdiction will not constitute a Change of Control.

“Closing Date” means the first date all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 8.2.

“Collateral” means the property of any Person from time to time subject to the Security Documents as security for the Obligations.

“Collection Contracts” means the Affiliation Contracts whose Collection Rights have been assigned by the Borrower in favor of the Trustee.

“Collection Rights” means collectively, the BSP Collection Rights, the Mastercard Collection Rights and the VISA Collection Rights.

“Collections” means any and all amounts that derive from or could derive from the Collection Rights.

“Collections Accounts” means the Dollars Collections Account and the Peso Collections Account.

“Collections Coverage Annual Ratio” means, as of any date, the ratio, as calculated by the Administrative Agent, of (i) 1⁄4 of the amount of Collections (calculated pursuant to Section 1.2.9) deposited in the Collections Accounts during the immediately preceding 365 days ending on such date, to (ii) the Aggregate Credit Exposure as of such date. The Collections Coverage Annual Ratio will be reported by the Administrative Agent to the Lenders within five (5) Business Days following each Interest Payment Date or the determination date selected by the Required Lenders; provided that the Trustee provides the Administrative Agent with the amount of Collections.

“Collections Coverage Quarterly Ratio” means, as of any date, the ratio, as calculated by the Administrative Agent, of (i) the amount of Collections (calculated pursuant to Section 1.2.9) deposited in the Collections Accounts during the immediately preceding 90 days ending on such date to (ii) the Aggregate Credit Exposure as of such date. The Collections Coverage Quarterly Ratio will be reported by the Administrative Agent to the Lenders within five (5) Business Days following each Interest Payment Date or the determination date selected by the Required Lenders; provided that the Trustee provides the Administrative Agent with the amount of Collections.

“Commitment” means with respect to each Lender on any date, the commitment of such Lender on such date to make Loans, expressed as an amount representing the maximum principal amount of such Loans, or participation therein, as such commitment may be reduced or increased from time to time pursuant to Section 8.7. The initial amount of each Lender’s Commitment is set forth on Schedule 6, or in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” has the meaning specified in Section 2.10.1.

“Commitment Termination Date” means May 25, 2027.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period plus or minus, as applicable, and without duplication:

(i) an amount equal to any extraordinary loss (to the extent not covered by business interruption insurance to the extent added pursuant to clause (ix) below) plus any net loss realized by such Person or any of its Subsidiaries in connection with any disposition of assets outside of the ordinary course of business, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(ii) provision for taxes based on income or profits of such Person and its Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(iii) the Fixed Charges of such Person and its Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iv) any non-cash foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(v) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(vi) the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(vii) deductions for grants to any employee of such Person or its Subsidiaries of any Capital Stock during such period to the extent deducted in computing such Consolidated Net Income; plus

(viii) any non-cash mark-to-market accounting losses arising under fuel hedging arrangements, to the extent deducted in computing such Consolidated Net Income; plus

(ix) proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(x) any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Capital Stock or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; minus

(xi) an amount equal to any extraordinary gains and any net gains realized by such Person or any of its Subsidiaries in connection with any disposition of assets outside of the ordinary course of business to the extent such gains increased such Consolidated Net Income; minus

(xii) non-cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus

(xiii) the sum of (A) income tax credits and (B) interest income included in computing such Consolidated Net Income; minus

(xiv) non-cash foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries, to the extent such gains were included in computing such Consolidated Net Income; minus

(xv) any non-cash mark-to-market accounting gains arising under fuel hedging arrangements, to the extent such gains were included in computing such Consolidated Net Income;

in each case, determined on a consolidated basis in accordance with IFRS, provided that, if any Subsidiary is not a wholly-owned Subsidiary, Consolidated EBITDAR shall be reduced (to the extent not otherwise reduced in accordance with IFRS as in effect on the Closing Date or the definition of Consolidated Net Income) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Subsidiary multiplied by (B) the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by Grupo Aeromexico or any of the Subsidiaries.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS and without any reduction in respect of Preferred Stock dividends; provided that:

(i) all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any disposition of assets outside of the ordinary course of business the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(ii) the net income (but not loss) of any Person that is not the specified Person or a Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the specified Person;

(iii) the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(iv) the cumulative effect of a change in accounting principles on such Person will be excluded;

(v) the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including that attributable to movement in the mark-to-market valuation of Hedging Obligations, will be excluded;

(vi) any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(vii) the effect on such Person of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date, will be excluded; and

(viii) any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Documents” means this Agreement, the Notes, the Security Documents and all other documents and instruments executed and/or delivered in connection with any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans at such time.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Custodian” means any receiver, interim receiver, receiver and manager, receiver-manager, trustee, assignee, liquidator, sequestrator, conciliador, síndico or similar official under any Bankruptcy Law or any other Law respecting secured creditors and the enforcement of their security or any other person with like powers whether appointed judicially or out of court and whether pursuant to an interim or final appointment.

“Debt Reserve Required Amount” means (a) at any time when no Loan is outstanding, U.S.$500,000, or (b) at any time when any Loan is outstanding, the greater of (i) U.S.$5,000,000, or (ii) the amount of interest due and payable hereunder on the immediately succeeding Interest Payment Date, multiplied by six (6).

“Debt Service Reserve Account” means a cash debt service reserve account maintained by the Trustee, at a financial institution satisfactory to the Lenders and administered by the Trustee, in Dollars with an amount on deposit at all times equal to or greater than the Debt Reserve Required Amount.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to, with respect to any overdue payments of principal of or interest and other charges on the Loans or any other payment under the Credit Documents, 2.00% plus the applicable interest rate (including the Applicable Margin) applicable to such Loans (or, if no such Loans have been made as of such date, the interest rate that would have applied thereto had such Loans been made on such date) or payments.

“Defaulting Lender” means, subject to Section 2.19.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided further that a Lender shall not be a Defaulting Lender by virtue of an Undisclosed Administration. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19.2) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.

“Dollars Collections Account” means the “Cuenta de Cobranza en Dólares” established pursuant to the Trust Agreement.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Agreement.

“Elavon Contract” means the signatory agreement entered into by the Borrower, as carrier, Grupo Aeromexico, as parent, on August 2, 2016, U.S. Bank National Association, U.S. Bank National Association, through its Canadian branch, Elavon Canada Company, on September 13, 2016, and Elavon Financial Services Limited (UK Branch), on September 27, 2016, as amended, modified and/or supplemented from time to time.

“Eligible Assignee” means (i) any Lender or any Affiliate (other than a natural person) of a Lender, (ii) any commercial bank organized under the laws of the United States, or any state thereof, (iii) any commercial bank organized under the laws of Mexico, (iv) any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, (v) any finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business, (vi) any security issuing trust or any of its underlying or intermediate vehicles, and (vii) any private equity investment fund.

“Environmental Law” means all Laws relating to contamination, pollution, the protection of human health or the environment or the transportation, treatment, storage, disposal, release, threatened release or handling of or exposure to Hazardous Materials and any specific agreements entered into with any Governmental Authority that include commitments related to any of the above.

“Equity Offering” means any public or private offering by an Obligor for cash of Capital Stock (other than Disqualified Capital Stock).

“Erroneous Payment” has the meaning specified in Section 7.14.

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 7.14.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means one of those circumstances described in Section 6.1 of this Agreement.

“Exchange Rate” means the Peso/Dollar exchange rate published by Banco de México in the Federal Official Gazette of Mexico (Diario Oficial de la Federación) as the “tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” as of any determination date, provided that, if Banco de México ceases to publish such exchange rate, Exchange Rate shall mean a rate equal to the average of the Peso/Dollar exchange rates published by Bloomberg and Reuters (or the main offices of their subsidiaries located in Mexico, if not published by those institutions) on such Interest Payment Date.

“Excluded Taxes” means, with respect to any Recipient, (a) Taxes imposed on or measured by net income or profits (or franchise Taxes in lieu of net income Taxes), in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized, in which its principal office is located, or in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Recipient that is not or ceases to be a Qualified Lender as of the date a payment of interest is made or due to such Recipient, any Mexican federal withholding Taxes in excess of the four and nine tenths of a percent (4.9%) withholding tax rate applicable to a Qualified Lender except to the extent that such Taxes are imposed as a result of a Change in Law (including a change in the rate of such withholding Taxes) after the date on which such Recipient acquired its interest in the Loan, (c) any Taxes imposed as a result of the failure of any Agent or any Recipient to comply with Section 2.13.6, (d) any withholding Taxes imposed under FATCA and (e) withholding Taxes imposed as a result of any Recipient designating a different lending or issuing office (other than pursuant to Section 2.17.1 or otherwise at the request of an Obligor or any of its Affiliates).

“Export Credit Agency” means an official non-Mexican Financial Institution for the promotion of exports by granting loans or guarantees under preferential conditions, organized under the laws of any country, that meets the requirements set forth in the penultimate paragraph, section b., of Article 166 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) refers (or any successor provisions thereof).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Statements” has the meaning specified in Section 3.1.8.

“First Priority” means, with respect to any Lien purported to be created and perfected over any portion of the Collateral pursuant to any Security Document, that such Lien ranks prior in rights and interest to any other Lien to which such Collateral is subject (other than any Liens mandatorily preferred by operation of Law).

“Fixed Charges” means, with respect to any specified Person and its Subsidiaries for any period, the sum, without duplication, of:

(i) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(ii) the interest component of leases that are capitalized in accordance with IFRS of such Person and its Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(iii) other than for purposes of calculating Consolidated EBITDAR, any scheduled principal payments due with respect to Indebtedness of such Person or any of its Subsidiaries or of another Person that is guaranteed by such specified Person or any of its Subsidiaries or secured by assets of such specified Person or any of its Subsidiaries in cash for such period by such specified Person and its Subsidiaries for such period; plus

(iv) any interest expense actually paid in cash for such period by such specified Person or any of its Subsidiaries on Indebtedness of another Person that is guaranteed by such specified Person or any of its Subsidiaries or secured by a Lien on assets of such specified Person or any of its Subsidiaries; plus

(v) all dividends or distributions payable in cash on any series of Disqualified Capital Stock or Preferred Stock of such Person or any series of Disqualified Capital Stock or Preferred Stock of its Subsidiaries; plus

(vi) the Aircraft rent expense of such Person and its Subsidiaries for such period to the extent that such Aircraft rent expense is payable in cash, all as determined on a consolidated basis in accordance with IFRS.

“Floor” means a rate of interest equal to 0%.

“Full Retained Amount” has the meaning specified in Section 2.5.3.

“Full Retention Event” means, to the extent not resulting in an Event of Default, the Collections Coverage Quarterly Ratio is less than 1.20:1.00.

“Government Approvals” has the meaning specified in Section 4.1.6.

“Governmental Authority” has the meaning specified in Section 4.1.6.

“Grupo Aeromexico” has the meaning specified in the first paragraph of this Agreement.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 8.20.1.

“Guarantor” has the meaning specified in the first paragraph of this Agreement.

“Hazardous Materials” means explosive or radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, wastes and all hazardous or toxic substances, wastes or other pollutants (including petroleum or petroleum distillates) and any other chemicals, materials or substances designated, classified or regulated under any applicable Environmental Law.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross- currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any Hedging Agreement.

“IATA” means the International Air Transport Association.

“IFRS” means the International Financial Reporting Standards as adopted in the English language by the International Accounting Standards Board, as implemented and in use in Mexico.

“Illegality Notice” has the meaning specified in Section 2.15.

“Incur” means to issue, assume, Guarantee, incur or otherwise become liable for, provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(i) the principal in respect of (A) obligations of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(ii) all Capital Lease Obligations of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including earns out obligations), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by ninety (90) days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS);

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 20th Business Day following payment on the letter of credit);

(v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends);

(vi) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(vii) all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivables and related assets (excluding any factoring, discounting or similar transactions in the ordinary course of business and without recourse to any of the assets of such Person);

(vii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured;

(ix) to the extent not otherwise included in this definition, all net obligations due and payable under Hedging Obligations of such Person; and

(x) all other obligations of such Person which are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as debt under IFRS 16.

“Indemnified Person” has the meaning specified in Section 8.6.2.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Obligors under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lenders” has the meaning specified in the first paragraph of this Agreement.

“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any SOFR Loan, the last day of each Interest Period and the Maturity Date.

“Interest Period” means the period commencing on (and including) the date of such Loan or Borrowing or on the last day of the immediately preceding Interest Period applicable to such Loan or Borrowing, as applicable, and ending on (but excluding, for purposes of calculating interest) the earlier of (a) the numerically corresponding day in the calendar month that is one month thereafter and (b) the last day of the Interest Period for any other Borrowing then outstanding, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the next calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (vi) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“Law” means, with respect to any Person, (a) any applicable statute, law, treaty, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Government Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority that is binding on such Person, in each case, whether now or hereafter in effect (including, in each case, any Environmental Law).

“Lender” has the meaning specified in the first paragraph of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.1.

“Loss” means any liability, damages, cost, loss or expense (including legal fees, costs and expenses and any value-added tax thereon) related to or arising from the inaccuracy or alleged inaccuracy of any representation and warranty made by the Borrower hereunder or under the Security Documents or any breach or alleged breach by the Borrower of any of its undertakings in this Agreement, the Notes or the Security Documents.

“Mastercard” means Master Card International Inc.

“Mastercard Collection Rights” means the collection rights derived from the Affiliation Contracts that provides for Mastercard branded cards as a means of payment exclusively in the United States of America, owned by the Borrower, which were assigned by the Borrower in favor of the Trustee.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), results of operations or financial condition of the Obligors and their Subsidiaries taken as a whole; or (b) a material adverse effect on the ability of the Obligors to perform their Obligations.

“Maturity Date” means August 26, 2027.

“Maturity Period” has the meaning specified in Section 2.6.1.

“Mexican Financial Institution” means a financial institution (institución de crédito) that qualifies as such pursuant to article 7 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), organized under and existing pursuant to and in accordance with the laws of Mexico and authorized to engage in the business of banking by either the Ministry of Finance (Secretaría de Hacienda y Crédito Público) or the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Mexican Tax Treaty” means a Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income that Mexico has in force as of the date of this Agreement or that becomes effective in the future.

“Mexico” means the United Mexican States.

“Monthly Payment Amount” means, with respect to each Interest Period, the sum of (a) the interest payments due to the Lenders hereunder for such Interest Period and (b) any payments due to the Trustee and other Agents for such Interest Period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means each non-negotiable promissory note (pagaré no negociable) to be issued by the Borrower, as maker (suscriptor), and guaranteed by each Guarantor as guarantor (por aval), pursuant to Section 2.11.2 of this Agreement payable to any Lender, and in the form of Schedule 1B hereto, evidencing the Commitment by such Lender.

“Notice of Assignment and Assumption” means the Notice of Assignment and Assumption in substantially the form set forth as Exhibit A to the Assignment and Assumption.

“Notice of Borrowing” means a request by the Borrower for a Borrowing in accordance with Section 2.2, in the form of Schedule 2 or any other form approved by the Administrative Agent.

“Notices and Consents” means the notices delivered by the Borrower to each of the Operators, stating (i) the irrevocable transfer and assignment to the Trustee of the Collection Rights, and (ii) the irrevocable instruction to the Operators to deposit all Collections into the Collection Accounts, subject to the terms of such notice.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Obligors arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Obligors or any Affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Obligors under any Credit Document, and (b) the obligation of the Obligors to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Obligors.

“Obligors” means, collectively, the Borrower and the Guarantors.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Officers’ Certificate” means a certificate signed by a Responsible Officer of an Obligor and delivered to the Lenders and the Administrative Agent.

“Operators” means, collectively, BSP and the entities with whom from time to time the Borrower enters into an Affiliation Contract, including, without limitation, U.S. Bank National Association, U.S. Bank National Association, through its Canadian branch, Elavon Canada Company, Elavon Financial Services Limited (UK Branch) and The Bank of Nova Scotia (Costa Rica), S.A.

“Other Connection Taxes” with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Partial Retained Amount” has the meaning specified in Section 2.5.2.

“Partial Retention Event” means, to the extent not resulting in an Event of Default, the Collections Coverage Quarterly Ratio is less than 1.30:1.00 but is equal to or greater than 1.20:1.00.

“Participant” has the meaning specified in Section 8.7.6.

“Participant Register” has the meaning specified in Section 8.7.6.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States.

“Payment Account” means the account maintained in Dollars at a financial institution satisfactory to the Initial Lenders and administered by the Trustee.

“Payment Recipient” has the meaning specified in Section 7.14.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holders” means the current shareholders of Grupo Aeromexico, including any trusts or vehicles used to hold their shares, together with their successors or legal heirs (in the case of individuals).

“Permitted Investments” means Investments by an Obligor or a Restricted Subsidiary:

(i) in the form of cash and Cash Equivalents;

(ii) (a) in Subsidiaries in existence on the Closing Date, and (b) other Investments in existence on the Closing Date, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(iii) (a) advances to senior officers who are two immediate levels below the Chief Executive Officer and directors of the board of such Obligor and its Subsidiaries for travel, entertainment, relocation and other similar non-operational purposes outside the ordinary course of business in an aggregate amount not to exceed US$1,000,000 at any time outstanding, and (b) advances to other officers and employees in the ordinary course of business;

(iv) Investments of such Obligor in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in such Obligor or in another Wholly-Owned Subsidiary;

(v) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(vi) Investments consisting of the indorsement by such Obligor or such Restricted Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(vii) to the extent constituting an Investment, transactions otherwise permitted by Section 5.16 and Section 5.21;

(viii) Investments in joint ventures in an aggregate amount not to exceed the greater of (a) US$50,000,000 and (b) 5% of TTM EBITDAR;

(ix) Investments in any Person in a Similar Business in an aggregate amount not to exceed the greater of (a) US$50,000,000 and (b) 5% of TTM EBITDAR; and

(x) other Investments in an aggregate amount not to exceed the greater of (a) US$50,000,000 and (b) 5% of TTM EBITDAR.

“Person” means any individual, corporation, sociedad, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Peso” denotes the lawful currency of Mexico.

“Peso Collections Account” means the “Cuenta de Cobranza en Pesos” established pursuant to the Trust Agreement.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Capital Stock (however designated) of such Person whether outstanding or issued after the date hereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Process Agent” means Cogency Global Inc.

“Qualified Lender” means any Person that is a Mexican Financial Institution or a Person that (or, in the case of a Person that acts through a branch or agency, a Person the principal office of which) (a) is the beneficial owner of the payments made by the Obligors hereunder, (b) meets the requirements imposed by the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) to qualify as a foreign financial institution under article 166-I, paragraph (a), section 2 (or any successor provision) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and Sections 3.18.18 and/or 3.18.19., as applicable, of the Mexican Resolución Miscelánea Fiscal para 2024 (Tax Resolution for 2024) (or any successor provision), (c) is a resident for tax purposes of a country with which Mexico has entered into a Mexican Tax Treaty that is in effect, and (d) meets the requirements set forth in such Mexican Tax Treaty to be deemed a tax resident of the relevant treaty jurisdiction and to apply the rates provided therein for this type of interest.

“Recipient” means any Agent or Lender, as applicable.

“Register” has the meaning specified in Section 8.7.4.

“Registration Fee” means a registration fee equal to U.S.$3,500 payable to the Administrative Agent in accordance with the Assignment and Assumption.

“Related Party” means, in respect of any Person, any affiliate of that Person or any officer, director, employee or agent of that Person or any such Affiliate or any Person by whom any of them is controlled.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the Chairman of the Board, a Vice Chairman, the President or a Vice President, the Secretary, an Assistant Secretary, the Chief Financial Officer, the Comptroller and the Treasurer or an Assistant Treasurer of the Borrower or the Guarantors, as the case may be. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or the Guarantors shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of the Borrower or the Guarantors and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or the Guarantors.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of an Obligor whose operations on the date of determination are necessary for the generation or collection of any material portion of the Collections.

“Retention Event” means the Partial Retention Event or the Full Retention Event, as the case may be.

“Rollover Date” has the meaning specified in Section 2.6.2.

“Rollover Notice” has the meaning specified in Section 2.6.2.

“Rollover Period” has the meaning specified in Section 2.6.2.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject of comprehensive territory or country-wide Sanctions (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine, and the non-Ukrainian government controlled regions of Zaporizhzhia and Kherson of Ukraine).

“Sanction(s)” means all laws, rules, regulations and requirements applicable to any Obligor concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury and Mexico.

“Sanctions Target” means any Person with whom any dealings are restricted or prohibited under any Sanctions, including as a result of being: (i) named in any Sanctions-related list, including the “Specially Designated National and Blocked Person” list or other designation of the United Nations Security Council, the European Union, His Majesty’s Treasury or the Hong Kong Monetary Authority; (ii) located, organized or resident in a Sanctioned Jurisdiction; or (iii) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(ii).

“Scotia Contract” means the merchant services card agreement dated May 14, 2010, entered into by the Borrower, as carrier, and Citi Tarjetas de Costa Rica, S.A. (now The Bank of Nova Scotia (Costa Rica), S.A.), as amended, modified and/or supplemented from time to time.

“Secured Parties” means the Lenders and the Agents.

“Security Documents” means the Trust Agreement and the Notices and Consents and all other documents, instruments and filings to be executed and delivered by the Borrower or the Guarantors in favor of the Trustee or the Lenders in connection with such agreements and the transactions contemplated thereby.

“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by Grupo Aeromexico and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Obligors’ good faith business judgment constitutes a reasonable diversification of businesses by the Obligors.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” means, with respect to any Person and its respective Subsidiaries, on a consolidated basis (meaning taking them as a whole), on any date of determination, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, Incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, and (f) in the case of any Person organized under the laws of Mexico, is not deemed insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or in any of the circumstances described on articles 9, 10 or 11 of the Mexican Commercial Insolvency Law (Ley de Concursos Mercantiles) (or any legal provision that succeeds such law). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. “Solvency” has the meaning correlative thereto.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Successor Company” has the meaning specified in Section 5.21.1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day;

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.

“Transactions” means, collectively, the execution, delivery and performance by the Obligors and other parties thereto, as applicable, of this Agreement, the Credit Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Loans pursuant to this Agreement).

“Trust Agreement” means the Contrato de Fideicomiso de Administración y Fuente de Pago No. F/787 dated June 27, 2007, amended and restated, and as may be further amended and restated from time to time, by and among the Borrower, the Administrative Agent and the Trustee.

“Trustee” means CIBanco, S.A., Institución de Banca Múltiple, as Trustee pursuant to the Trust Agreement.

“TTM EBITDAR” means, as of any date of determination, Consolidated EBITDAR for Grupo Aeromexico and its Subsidiaries for the then four most recently completed fiscal quarters for which financial statements have been delivered in accordance with Section 5.13.2.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S.$” and “Dollars” denote the lawful currency for the time being of the United States of America.

“VISA” means Visa International Inc.

“VISA Collection Rights” means the collection rights derived from the Affiliation Contract that provides for VISA branded cards as a means of payment exclusively in the United States of America, owned by the Borrower, which were assigned by the Borrower in favor of the Trustee.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then-outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Law) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Other Interpretive Provisions

With reference to this Agreement, the Notes and each Security Document, unless otherwise specified herein or in such other agreement:

1.2.1	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

1.2.2

The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any this Agreement, the Notes and any Security Document shall refer to such agreement as a whole and not to any particular provision thereof.

1.2.3	Article, Section, Exhibit and Schedule references are to the Notes and Security Document in which such reference appears.

1.2.4	The term “including” is by way of example and not limitation.

1.2.5

The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

1.2.6

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.2.7	Section headings herein and in the Notes and each Security Document are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other agreement.

1.2.8

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, except as otherwise specifically prescribed herein.

1.2.9

For purposes of calculating the Collections Coverage Annual Ratio and the Collections Coverage Quarterly Ratio, all Collections denominated in Pesos during the relevant Interest Period shall be calculated as if amounts deposited in the Peso Collections Account had been converted to Dollars using the average Exchange Rate for the 30 days immediately preceding the date on which the Collections Coverage Annual Ratio and the Collections Coverage Quarterly Ratio are tested.

1.2.10	A reference to an agreement shall be deemed to refer to such agreement as amended, modified and/or supplemented from time to time.

1.2.11	A reference to a party to any document includes that party’s successors and permitted assigns.

1.2.12	A reference to any law means such law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

1.3	Rates

The Administrative Agent and the Lenders do not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and the Lenders and their respective affiliates or other related entities may engage in transactions that affect the calculation of the ABR, Term SOFR Reference Rate, Term SOFR, any

alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ABR, Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Obligor, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	AMOUNT AND TERMS OF THE COMMITMENTS AND LOANS

2.1	The Loans

2.1.1

Subject to and in accordance with this Agreement, each Lender severally, but not jointly, agrees to make a revolving loan or revolving loans in Dollars to the Borrower from time to time on any Business Day during the Availability Period (each, a “Loan” and collectively, the “Loans”) in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

2.1.2	Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.

2.1.3

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.1.4

Each Borrowing shall be in a minimum amount equal to U.S.$5,000,000 or a larger multiple of U.S.$5,000,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments.

2.2	Notices of Borrowing

2.2.1

Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Notice of Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the date of the requested Borrowing.

2.2.2

Content of Notice of Borrowing. Each Notice of Borrowing pursuant to this Section shall be delivered to the Administrative Agent in the form of Schedule 2 or any other form approved by the Administrative Agent, and specify the following information in compliance with Section 2.2.1: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); and (iii) the account details of the Borrower’s account to which funds are to be disbursed.

2.2.3

Notice by Administrative Agent to Lenders. Promptly following receipt of a Notice of Borrowing, the Administrative Agent shall advise each applicable Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

2.3	Funding of Borrowings

2.3.1

Funding by Lenders. Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Account not later than 12:00 noon (New York City time) on the proposed date thereof. The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Notice of Borrowing.

2.3.2

Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.4	Termination or Reduction of Commitments

2.4.1

Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Commitments, or from time to time reduce the unused Commitments; provided that (a) each such notice shall be in writing and must be received by the Administrative Agent at least three (3) Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of U.S.$5,000,000 or a larger multiple of U.S.$1,000,000 and (c) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Credit Exposure would exceed the total Commitments. Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

2.4.2

Application of Commitment Reductions. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

2.5	Collections Accounts

2.5.1

All amounts in the Collection Accounts, the Debt Service Reserve Account and the Payments Account will be applied on each Interest Payment Date in the order of priority, subject to and as provided for in Clause Seventh of the Trust Agreement.

2.5.2

Upon the occurrence and during the continuance of a Partial Retention Event, the Borrower shall cause the Trustee to transfer, pursuant to, and subject to the terms and conditions of, the Trust Agreement, 50% (fifty percent) of the daily Collections deposited in the Collections Accounts (the “Partial Retained Amount”), to the Payment Account for its application pursuant to Section 2.9.1.

2.5.3

Upon the occurrence and during the continuance of a Full Retention Event, the Borrower shall cause the Trustee to transfer, pursuant to, and subject to the terms and conditions of, the Trust Agreement, 100% (one hundred percent) of the daily Collections deposited in the Collections Accounts (the “Full Retained Amount”), to the Payment Account for its application pursuant to Section 2.9.2.

2.6

Repayment of Loans; Rollovers2.6.1 Subject to Section 2.6.3, the Borrower shall repay each Loan on the date that is the earlier of (i) thirty (30) calendar days after the making of such Loan or (ii) the last day of the relevant Interest Period, as applicable (the “Maturity Period”).

2.6.2

Upon notice provided to the Administrative Agent no later than 4:00 p.m., New York City time at least three (3) Business Days before the day of expiration of any Maturity Period (“Rollover Notice”), the Borrower shall have the option to extend any Maturity Period of a Loan or any portion of a Loan (including any Loan that has previously been subject to a Rollover) to the date that is up to thirty (30) calendar days following the Maturity Period of such Loan (each such thirty (30) calendar days period, a “Rollover Period”, and the first day of such Rollover Period, the “Rollover Date”) or repay any un-extended portion of such Loan; provided that (i) notwithstanding anything to the contrary herein, the Maturity Period shall be deemed automatically extended if the Borrower has not provided a Rollover Notice or a notice to the Administrative Agent declining the Rollover by 4:00 p.m., New York City time, at least two (2) Business Days prior to the day of such Maturity Period, (ii) no Rollover Period shall continue beyond the Availability Period, and (iii) the Borrower shall make any interest payment then due and payable on the date that is no later than the last Business Day of the relevant Rollover Period. For the avoidance of doubt, an extension of the Maturity Period on a Rollover Date shall not be deemed a “Borrowing” and shall not require the Borrower to deliver any additional Note. Promptly upon receipt of any express or tacit Rollover Notice, the Administrative Agent shall provide notice thereof to the Lenders.

2.6.3

Notwithstanding Sections 2.6.1 and 2.6.2 above, the Borrower hereby unconditionally promises to repay to the Administrative Agent for the account of each Lender the then-outstanding principal amount of the Loans in four equal monthly installments on each Amortization Date in accordance with the Amortization Schedule; provided that (a) if any Amortization Date is not a Business Day, then such Amortization Date shall be the next Business Day, unless such next Business Day would fall in the next calendar month, in which case such Amortization Date shall be the preceding Business Day, and (b) the final installment of the Loans due and payable on the Maturity Date shall be in an amount equal to the then aggregate unpaid principal amount of the Loans.

2.7	Interest

2.7.1	Interest Rates. Subject to Section 2.7.2, each Loan shall bear interest during each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin.

2.7.2

Default Interest. If any amount payable by the Borrower under this Agreement or any other Credit Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter, to the extent permitted by Law, bear interest at a rate per annum equal to the applicable Default Rate.

2.7.3

Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to Section 2.7.2 shall be payable on the immediately succeeding applicable Interest Payment Date and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

2.7.4

Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

2.7.5

Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.8	Optional Prepayment

2.8.1

Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay the Loans in whole or in part without premium or penalty, subject to the requirements of this Section 2.8.

2.8.2

Notices. Each such notice pursuant to this Section 2.8 shall be signed by a Responsible Officer of the Borrower, addressed to the Administrative Agent and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three (3) U.S. Government Securities Business Days before the date of prepayment. Each such notice shall specify (x) the prepayment date and (y) the principal amount of the Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.4, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.4.

2.8.3

Amounts; Application. Each partial prepayment of the Loans shall be in an aggregate amount equal to U.S.$5,000,000 or a larger multiple of U.S.$1,000,000; provided that a prepayment may be in an aggregate amount that is equal to the entire outstanding balance of the Loans. Each prepayment pursuant to this Section 2.8 shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7, together with any additional amounts required pursuant to Section 2.18, in the case of any such prepayment other than on an Interest Payment Date.

2.9	Mandatory Prepayment

2.9.1

On each Interest Payment Date following the occurrence and during the continuance of a Partial Retention Event, the Borrower shall mandatorily prepay the Loans in an amount equal to the lesser of (x) the Partial Retained Amount deposited in the Collections Accounts as of such Interest Payment Date and (y) the amount necessary to restore the Collections Coverage Quarterly Ratio most recently calculated, after giving pro forma effect to such prepayment, to a ratio equal to or greater than 1.30:1.00.

2.9.2

On each Interest Payment Date following the occurrence and during the continuance of a Full Retention Event, the Borrower shall mandatorily prepay the Loans in an amount equal to the lesser of (x) the Full Retained Amount deposited in the Collections Accounts as of such Interest Payment Date and (y) the amount necessary to restore the Collections Coverage Quarterly Ratio most recently calculated, after giving pro forma effect to such prepayment, to a ratio equal to or greater than 1.30:1.00.

2.9.3

All prepayments under this Section 2.9 shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7, together with any additional amounts required pursuant to Section 2.18. For the avoidance of doubt, subject to the terms and conditions set forth herein, the Borrower may borrow, reborrow Loans, including Loans prepaid pursuant to this Section 2.9.

2.10	Fees

2.10.1

Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the average daily unused amount of the Commitment of such Lender, which shall accrue at a rate per annum equal to 0.75% during the period from and including the Closing Date to but excluding the Commitment Termination Date. Accrued Commitment Fees shall be payable in arrears on (i) the last Business Day of each March, June, September and

December, commencing on the first such date to occur after the Effective Date, and (ii) the Commitment Termination Date. For purposes of computing Commitment Fees, the Commitment of any Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Loans.

2.10.2

Other Fees. The Borrower agrees to pay to the Persons entitled thereto the fees in the amounts and at the time specified in any Credit Document entered into between any of the Obligors and any Lender or Agent.

2.10.3

Fee Computation. All fees payable under this Section 2.10 shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

2.11	Evidence of Debt

2.11.1

Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 8.7.4. The entries made in the records maintained pursuant to this Section 2.11.1 shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Credit Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

2.11.2

Promissory Notes. The Borrower, as maker (suscriptor), and each Guarantor as guarantor (por aval), shall execute and deliver to the Administrative Agent for the account of each applicable Lender a Note, payable to each applicable Lender. Each such Note shall qualify as a pagaré under Mexican law. After the effectiveness of an assignment made under this Agreement, within five (5) Business Days of the effectiveness of such assignment, the Obligors shall execute and deliver to the applicable assignee, in exchange for the Note held by the applicable assignor, a Note for the account of such assignee payable to each applicable assignee; provided that in the case whereby the assigning Lender retains a portion of its Loans, the assigning Lender will return its Note to the Obligors and the Obligors shall execute and deliver to assigning Lender a new Note with the retained portion of its Loans and deliver to the applicable assignee a Note for the account of such assignee payable to each applicable assignee. Any and all costs and expenses that arise from this exchange of Notes shall be borne by the assignee or the assigning Lender. To the extent necessary to properly reflect the terms of this Agreement, promptly at the

Administrative Agent’s request (but in any event within five (5) Business Days of such request), the applicable Obligors shall execute and deliver to a Lender or Lenders a new Note in exchange for and upon return to the Obligors of the Note held by such Lender. In the case of termination or reduction in full of the unused portion of the Commitments, promptly at the applicable Borrower’s request, and upon confirmation of the corresponding termination or reduction by the Administrative Agent (but in any event within five (5) Business Days of such confirmation), such Lender shall return the Note evidencing such Loan to such Borrower. The mutilation, loss, theft or destruction of a Note shall not imply or be deemed to constitute a cancellation of debt or of any other obligation under or in respect of this Agreement or any Loan, even if any such event has occurred due to acts attributable to any of the Lenders or the Administrative Agent. If a Note is mutilated, the Borrower and the Guarantors, at the cost of the relevant Lender, shall issue and deliver a new Note of the same principal amount and maturity as the mutilated Note, provided that such mutilated Note shall be returned to the relevant Borrower in exchange for the new Note. If a Note is lost, stolen or destroyed, the Borrower and the Guarantors shall, at the cost of the applicable Lender, promptly upon the written request of the Administrative Agent, issue and deliver to the applicable Lender a new Note of the same principal amount and maturity as the lost, stolen or destroyed Note in exchange for a lost note affidavit, without requiring any further action from such Lender that may be applicable according to the applicable Law.

2.12	Payments Generally; Several Obligations of Lenders

2.12.1

All payments to be made under this Agreement and the other Credit Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, by transfer to the Administrative Agent, the Administrative Account or such other Dollar account (inside or outside Mexico) as the Administrative Agent may specify to the Borrower and the Trustee in writing from time to time in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due after the Maturity Date, payment shall be made on the immediately preceding Business Day, and if any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall in the next calendar month, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Credit Document shall be made in Dollars.

2.12.4

Subject to Section 6.2, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, toward payment of fees and expenses (including reasonable and documented legal costs) of the Agents in accordance with the Security Documents and any other Credit Document, (ii) second, toward payment of interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties and (iii) third, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12.5

If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Obligors pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of the Loan to any assignee or participant, other than to the Obligors or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Obligors rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Obligors in the amount of such participation.

2.12.6

(a)    The Administrative Agent has established or designated the Administrative Account. The Administrative Agent shall promptly cause to distribute funds in the Administrative Account in respect of the payment of principal or interest ratably to the Lenders, and like funds relating to the payment of any other amount payable to the Lenders, in each case to be applied in accordance with the terms of this Agreement. Each Lender shall from time to time specify to the Administrative Agent for such distribution of funds a Dollar account maintained by such Lender (either inside or outside Mexico). In the event that funds remain in the Administrative Account (or any other account as the Administrative Agent has specified to the Borrower in writing pursuant to Section 2.12.1) after satisfaction of the Borrower’s payment obligations in Section 2.12.1, the Administrative Agent shall transfer such remaining amount to an account the Borrower specifies in writing to the Administrative Agent.

(b)

Upon execution of an Assignment and Assumption, delivery of an executed Notice of Assignment and Assumption to the Administrative Agent, recording of the information contained therein in the Register pursuant to Section 8.7.4 and payment to the Administrative Agent of the Registration Fee, from and after the effective date specified in such Notice of Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

2.12.7

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower shall not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.12.8

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, 2.12.5 or 8.6.3, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the

Administrative Agent, to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.12.9

The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.6.3 are several and not joint. The failure of any Lender to make any Loan or, as applicable, to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Loan or to make its payment under Section 8.6.3.

2.13	Taxation

2.13.1

Any and all payments by or on account of any Obligation of the Obligors under any Credit Document shall be made free and clear of and without deduction for any Taxes, unless required by applicable Law; provided that if any applicable Law requires the deduction or withholding of any Taxes then (i) the applicable Obligor shall make such deductions or withholdings, and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (ii) if such Taxes are Indemnified Taxes, then the sum payable by the relevant Obligor shall be increased as necessary so that after such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13.1) the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

2.13.2

Each Obligor shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

2.13.3

The Obligors shall indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Obligor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

2.13.4

Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Obligors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.7.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 2.13.4.

2.13.5

As soon as practicable after any payment of Taxes by the Obligors to a Governmental Authority pursuant to this Section 2.13, the Obligors shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, including the electronic invoices regarding payments and withholdings in charge of non-Mexican residents (comprobantes fiscales digitales por pagos que constituyen ingresos que constituyen fuente de riqueza ubicada en México) in terms of section III of Article 76 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) or other evidence of payment in connection with such Mexican tax report, reasonably satisfactory to Administrative Agent or the Lender, as the case may be. Each Lender incorporated under the laws of Mexico shall issue either a CFDI or an account statement for any interest payments made by the Obligors, which shall comply with all requirements under Mexican law (which includes the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), the Mexican Fiscal Code (Código Fiscal de la Federación) and the corresponding Tax Miscellaneous Resolution (Resolución Miscelánea Fiscal)).

2.13.6	Status of Lenders:

(a)

Any Lender (that is not an Export Credit Agency or a Mexican Financial Institution) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative

Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, including the information set forth in rule 3.18.18 and 3.18.19 of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024), or any successor provisions (or additional provision and regulation which states specific documentation or information for the Lender including the tax residence certificate thereunder). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements or to enable any of the Obligors to comply with its own information reporting requirements, in accordance with applicable Law. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation and certifications required by rules 3.18.18 and 3.18.19 of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024), or any successor provisions) shall not be required if in the Lender’s reasonable and good faith judgment such completion, execution or submission would prejudice the legal or commercial position of such Lender, provided that a delivery or furnishing of information shall not be considered disadvantageous solely by virtue of administrative inconvenience to such Lender. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2.13.6 shall interfere with the rights of any Lender to conduct its fiscal or tax affairs in such manner as it deems fit. Each Lender shall use reasonable efforts to minimize to the extent possible any applicable Taxes with respect to any payments under the Credit Documents; and

(b)

Without limiting the generality of the foregoing, if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the U.S. Tax Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the U.S. Tax Code) and such additional documentation reasonably requested by the Borrower as may be necessary for any of the Obligors to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

The Obligors recognize and accept that the Lenders incorporated under the laws of Mexico or any of their Affiliates shall not have any responsibility regarding tax related advice that has been provided by third parties or regarding the decisions adopted by the Obligors for any other reason.

2.13.7

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.13.8

Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.14	Increased Costs

2.14.1	If any Change in Law shall:

(a)

impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)

subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)	impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation in any such Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.14.2

If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

2.14.3

A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, which shall not include confidential or price sensitive materials, as the case may be, as specified in Section 2.14.1 or Section 2.14.2 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.14.4

Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15	Illegality

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender (the “Affected Lender”) to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Affected Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans of such Affected Lender shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case, until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the Affected Lender (with a copy to the Administrative Agent), prepay or, if applicable, to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”) the affected SOFR Loans of the Affected Lender on the last day of the Interest Period therefor, if the affected Lender may lawfully continue to maintain such affected Loans to such day, or immediately, if the Affected Lender may not lawfully continue to maintain such affected SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay such Affected Lender accrued interest on the amount so prepaid or so converted, together with any additional amounts required pursuant to Section 2.18. Each Lender agrees that if it gives notice to the Borrower pursuant to this Section 2.15, it shall promptly notify the Borrower and the Administrative Agent if the relevant circumstances giving rise to such notice cease to exist.

2.16	Inability to Determine Rates

2.16.1	Subject to Section 2.20, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)	the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)

the Required Lenders determine that for any reason in connection with any request for a Loan or a continuation thereof that Term SOFR for any Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.18. Subject to Section 2.20, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

2.17	Mitigation Obligations; Replacement of Lenders

2.17.1

If any Lender requests compensation under Section 2.14, or requires the Obligors to pay any Indemnified Taxes or additional amounts (other than Mexican withholding Taxes imposed at a rate not in excess of the withholding Taxes that would have been imposed had the recipient of such payment have been a Qualified Lender at the time of payment)

to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or, in consultation with the Obligors, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Obligors hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.17.2

If any Lender requests compensation under Section 2.14, or the Obligors are required to pay any Indemnified Taxes or additional amounts (other than Mexican withholding Taxes imposed at a rate not in excess of the withholding Taxes that would have been imposed had the recipient of such payment have been a Qualified Lender at the time of payment) to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office in accordance with Section 2.17.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 8.7.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13, Section 2.14 or Section 2.18) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the Registration Fee specified in Section 8.7.1;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Any rights of such assigning Lender to indemnification hereunder shall survive as to such Lender with respect to facts and circumstances occurring prior to the date of such assignment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.17.2 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

2.18	Compensation for Losses

In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.8.2 and is revoked in accordance therewith), or (c) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17.2, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower, with a copy to the Administrative Agent, and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.19	Defaulting Lender

2.19.1

Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Law:

(a)

Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 8.2.2.

(b)

Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.16 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender and each Lender irrevocably consents hereto.

(c)

Commitment. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

2.19.2

Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.20	Benchmark Replacement Setting

2.20.1

Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20.1 will occur prior to the applicable Benchmark Transition Start Date.

2.20.2

Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

2.20.3

Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark

Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20.4 and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.20.

2.20.4

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.20.5

Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, or continuation of Loans to be made or continued during any Benchmark Unavailability Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

3.	CONDITIONS TO LOAN

3.1	Closing Date

The obligation of each Lender to make Borrowings hereunder is subject to the satisfaction (or waiver in accordance with Section 8.2) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance reasonably satisfactory to the Administrative Agent and each Initial Lender).

3.1.1	Closing documents: the Administrative Agent shall receive on (or, in the case of the evidence referred to in sub-paragraph (e), on or before) the Closing Date the following documents:

(a)

Credit Documents: (i) executed counterparts of this Agreement, (ii) each Note duly executed by the Obligors, evidencing the Commitment of each Lender, complying with the provisions of Section 2.11, in favor of each Lender, and (iii) any other Credit Document, duly executed by each of the parties thereto, which may include any electronic signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page;

(b)

Legal opinions: each addressed to the Administrative Agent and the Initial Lenders, the opinions of (i) White & Case LLP, New York counsel to the Obligors, substantially in the form set out in Schedule 3A, (ii) White & Case S.C., Mexican counsel to the Obligors, substantially in the form set out in Schedule 3B, (iii) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Lenders and (iv) Mijares, Angoitia, Cortes y Fuentes, S.C., Mexican counsel to the Lenders;

(c)

Closing certificate: a closing certificate dated the Closing Date, addressed to the Initial Lenders and the Administrative Agent and signed by a Responsible Officer on behalf of each of the Obligors substantially in the form set forth in Schedules 4A and 4B;

(d)

Incumbency certificate: a certificate dated the Closing Date of a Responsible Officer of the Obligors setting out the full name, title and true signature of each representative of each Obligor authorized to sign, on behalf of the Obligors, the Notes, this Agreement, the Security Documents and any documents to be delivered by the Obligors pursuant hereto;

(e)

Process agent’s acceptance and power of attorney: (i) evidence that the Person mentioned in Section 8.9 has agreed to receive process in the manner specified therein; and (ii) a copy of the public deed evidencing an irrevocable special power of attorney granted by each Obligor before a Mexican notary public for lawsuits and collections (poder especial irrevocable para pleitos y cobranzas) in form and substance satisfactory to the Administrative Agent, appointing the Person specified in Section 8.9 to act as process agent on behalf of each Obligor under this Agreement; and

(f)

Organizational documents and resolutions: (i) copies of the certificate of incorporation (escritura constitutiva), organizational documents and by-laws (estatutos sociales) of each of the Obligors, (ii) a notarized copy of resolutions of the governing body of each of the Obligors approving and authorizing the execution, delivery and performance of this Agreement, the Notes and the Security Documents, in each case certified as of the Closing Date by each of the Obligors’ Secretary or an Assistant Secretary (or similar officer) as being in full force and effect without modification or amendment, and (iii) certified copies of the public deed evidencing the powers of attorney, including a copy of the document evidencing the filing for registration of the notarized powers of attorney (boleta de inscripción) before the Registro Público de Comercio, authorizing certain officers of each of the Obligors to execute and deliver the Notes (poder para suscribir títulos de crédito conforme al artículo 9 de la Ley General de Títulos y Operaciones de Créditos) and this Agreement, including authority for acts of administration (poder para actos de administración) and acts of ownership (actos de dominio).

3.1.2

Fees and Expenses. The Administrative Agent shall have received on or prior to the Closing Date (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) any and all fees (including all fees then due and payable pursuant to any Credit Document and fees for legal counsels pursuant to Section 8.6), commissions and, to the extent invoiced, reimbursement or payment of all documented and pre-approved (which approval shall not be unreasonably withheld) out-of-pocket costs and expenses, in each case, then required to be reimbursed or paid by the Borrower hereunder (including Other Taxes) and that have been invoiced at least three (3) Business Days prior to the Closing Date (unless otherwise agreed to in writing by the applicable Lender or legal counsel).

3.1.3

Accounts. (i) The Borrower shall have caused the Collection Accounts, the Payment Account and the Debt Service Reserve Account to be established and (ii) the Debt Service Reserve Account shall be funded in an amount equal to the Debt Reserve Required Amount (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent funding thereof).

3.1.4

MAE: Since December 31, 2023, no event, development or circumstance shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the Closing Date and also after giving effect thereto, including the making of any Loans on the Closing Date and the intended use thereof.

3.1.5

Authorizations: The Obligors shall have all authorizations, approvals, licenses, registrations and consents required by Law in connection with execution of this Agreement and the performance of their obligations hereunder.

3.1.6	Security Documents: Each Obligor shall have taken all actions required to be taken by it on or prior to the Closing Date pursuant to the Security Documents.

3.1.7

Know your customer: At least three (3) Business Days prior to the Closing Date, the Obligors shall have provided to each Lender (i) the documentation and other information requested by such Lender at least five (5) Business Days prior to the Closing Date in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and (ii) a Beneficial Ownership Certification in relation to each Obligor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

3.1.8

Financial Statements. The Obligors shall have delivered to the Administrative Agent (i) the audited consolidated annual financial statements of Grupo Aeromexico and the audited unconsolidated annual financial statements of each Obligor as of and for the fiscal years ending December 31, 2023, 2022 and 2021 and (ii) the unaudited consolidated quarterly financial statements of Grupo Aeromexico and the unaudited unconsolidated quarterly financial statements of each Obligor as of and for the fiscal quarters ending June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023 (the “Financial Statements”).

3.1.9

No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions, or (ii) have been commenced any action, suit, investigation or proceeding or, to the knowledge of any of the Obligors, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the ability of the Obligors to perform their obligations under the Credit Documents.

3.2	Conditions to all Borrowings

The obligation of each Lender to make a Borrowing (including the initial Borrowing) is additionally subject to the satisfaction of the following conditions:

3.2.1	the Administrative Agent shall have received a Notice of Borrowing in accordance with the requirements hereof;

3.2.2

the representations and warranties of the Obligors set forth in this Agreement and in any other Credit Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

3.2.3	no Default or Event of Default shall have occurred and be continuing or would result from such Borrowing or from the application of proceeds thereof; and

3.2.4

after giving pro forma effect to the incurrence of each Borrowing and the application of the proceeds thereof (i) the Collections Coverage Quarterly Ratio shall be equal to or greater than 1.30:1.00 and (ii) the Collections Coverage Annual Ratio shall be equal to or greater than 1.40:1.00, in each case, as confirmed in the Notice of Borrowing delivered in connection with such Borrowing.

Each Notice of Borrowing by the Borrower hereunder and each Borrowing shall be deemed to constitute a representation and warranty by the Obligors on and as of the date of the applicable Borrowing as to the matters specified in Sections 3.2.2, 3.2.3, and 3.2.4.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Obligors’ Representations

Each Obligor represents and warrants, in respect of itself, to the Lenders and the Administrative Agent that:

4.1.1	Organization and power:

(a)

the Borrower is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, Aerolitoral is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, Grupo Aeromexico is a sociedad anónima bursatil de capital variable duly organized and validly existing under the laws of Mexico, and each of the Obligors is qualified to do business in each jurisdiction in which the conduct of its business requires it to so qualify and has the requisite corporate power and authority to carry on its business, to borrow money and to execute, deliver and perform this Agreement, the Notes and each Security Document to which it is or will be party;

(b)	All of the outstanding Capital Stock in each Obligor has been validly issued, is fully paid and non-assessable and is owned by the Person and in the amounts specified in Schedule 12;

4.1.2

Authorization: each Obligor has taken all necessary action to approve and authorize the execution of this Agreement, the Notes and the Security Documents and the undertaking and performance of the obligations expressed to be assumed by it herein and therein;

4.1.3

No breach: the execution of this Agreement, the Notes and the Security Documents and the undertaking and performance by each Obligor of the obligations expressed to be assumed by it herein and therein and the use of proceeds will not conflict with, or result in a breach of or default under, (i) any laws applicable to such Obligor, (ii) the articles of incorporation, bylaws or other organizational documents of such Obligor or (iii) any material Contractual Obligation or instrument to which it is a party or by which it is bound;

4.1.4

Legal, valid, binding and enforceable: this Agreement, the Notes and the Security Documents constitute and, upon due execution by or on behalf of each Obligor, will constitute legal, valid, binding and enforceable obligations of such Obligor, as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law);

4.1.5

Status: the payment obligations of each Obligor under this Agreement and the Notes will be direct, general, unconditional and unsubordinated obligations of such Obligor and will, except to the extent secured pursuant to the Security Documents, rank at least pari passu in priority of payment with all other existing and future unsecured and unsubordinated indebtedness of such Obligor, other than any indebtedness mandatorily preferred by law;

4.1.6

Approvals: no Government Approval is required to be taken, fulfilled or done for any Obligor to carry out the transactions contemplated by this Agreement, the Notes or the Security Documents to which it is a party or for the compliance by each Obligor with the terms of this Agreement, the Notes and the Security Documents to which it is a party, as the case may be, except for the registration of the Trust Agreement before the Mexican Sole Registry of Movable Assets (Registro Único de Garantías Mobiliarias) (“RUG”, by its acronym in Spanish) and those that have been (or will, prior to the Closing Date, be) obtained and are (or will, on the Closing Date, be) in full force and effect. As used herein, the term “Government Approvals” means approvals, authorizations, permits, consents, exemptions and licenses of or by, and notices to or filings or registrations with, any national, state or local government or any agency, department, ministry, authority, regulatory authority, statutory corporation or other statutory body or juridical entity of any government or any political subdivision thereof or therein, now existing or hereafter created (including any supra-national bodies such as the European Union or the European Central Bank) (a “Governmental Authority”);

4.1.7

Taxation: each Obligor and its applicable Subsidiaries has filed all tax returns required to be filed by it (taking into account any applicable extensions) and has paid all due and payable Taxes required to be shown thereon, except (i) such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with IFRS or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect;

4.1.8

No Material Adverse Effect; No Default: None of the Obligor nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document;

4.1.9	Financial Statements; No Material Adverse Effect:

(a)

The audited consolidated annual financial statements of Grupo Aeromexico as of and for the fiscal year ended December 31, 2023 present fairly, in all material respects, in accordance with IFRS, the financial condition, results of operations and cash flows of Grupo Aeromexico and its Subsidiaries, on a consolidated basis, as of such date and for such period.

(b)

The audited unconsolidated annual financial statements of each Obligor as of and for the fiscal year ended December 31, 2023 present fairly, in all material respects, in accordance with IFRS, the financial condition, results of operations and cash flows of such Obligor, on a standalone basis, as of such date and for such period.

(c)

The unaudited consolidated quarterly financial statements of Grupo Aeromexico as of and for the fiscal quarter ended March 31, 2024 present fairly, in all material respects, in accordance with IFRS, the financial condition, results of operations and cash flows of Grupo Aeromexico and its Subsidiaries, on a consolidated basis, as of such date and for such period, subject to normal year-end adjustments.

(d)

The unaudited unconsolidated quarterly financial statements of each Obligor as of and for the fiscal quarter ended March 31, 2024 present fairly, in all material respects, in accordance with IFRS, the financial condition, results of operations and cash flows of such Obligor, on a stand-alone basis, as of such date and for such period, subject to normal year-end adjustments.

(e)

Since December 31, 2023, except for publicly known market conditions affecting all similarly situated market participants, no event or circumstance exists that has had or could reasonably be expected to have a Material Adverse Effect;

4.1.10

Solvency: upon giving effect to the execution and delivery of the Credit Documents by the parties thereto and the consummation of the Transactions, each Obligor and its respective Subsidiaries will, on a consolidated basis (meaning taking them as a whole), be Solvent as of the Closing Date;

4.1.11

Credit Documents Representations and Warranties: Each of the representations and warranties of the Obligors set out in this Agreement and in each of the other Credit Documents to which such Obligor is a party shall be, (x) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date hereof and as of the Closing Date as if made on and as of each such date or (y) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of each such date (except, in each case, in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be);

4.1.12

Collateral. Each Security Document creates, or shall create when executed, delivered and all appropriate recordings shall have been made, valid and enforceable Liens over the Collateral covered thereby, subject to no other Lien. Subject to the filings, registrations, notices and other actions required by the Security Documents and applicable Law, the respective Agents shall have a First Priority perfected Lien on all the Collateral;

4.1.13

No Liens: neither the execution, delivery or performance by each Obligor hereof, nor compliance by such Obligor with the terms and provisions hereof, results in the creation or imposition of any Lien (other than the Liens created hereunder) upon any of the property or assets of such Obligor;

4.1.14	Compliance with Laws:

(a)

Each Obligor and its Restricted Subsidiaries is in compliance with all applicable Laws (including, for the avoidance of doubt, applicable Environmental Laws, Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions) and Government Approvals in respect of the conduct of its businesses and the ownership of its properties, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, such Obligor and its Restricted Subsidiaries are in compliance in all respects and subject to no exceptions;

(b)	The Borrower will not use any part of the proceeds of the Loans in violation of Regulation T, U or X of the U.S. Federal Reserve Board; and

(c)	None of the Obligors is required to register as an “investment company” under the U.S. Investment Company Act of 1940, as amended;

4.1.15	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions:

(a)

For the past five years, the Obligor and its Subsidiaries have conducted their businesses in compliance with all applicable Anti-Money Laundering Laws. For the past five years, none of the Obligor or any of its Subsidiaries or any of their respective directors, officers or, to the Obligor’s knowledge and in connection with the Obligor or its Subsidiaries, employees (i) has taken any action that would constitute or give rise to a violation of the Anti-Money Laundering Laws or a material violation of any other Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Obligor’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Obligors and their Subsidiaries have implemented, and maintain and enforce, policies and procedures designed to promote and achieve compliance by the Obligors and their Subsidiaries with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions;

(b)

None of the Obligors or their respective Subsidiaries or any partners, associates, shareholders, directors, officers or employees of the Obligors or their Subsidiaries or, to the knowledge of the Obligors after due inquiry, the agents or Affiliates of the Obligors or their respective Subsidiaries (i) is a Sanctions Target, (ii) is currently engaging or has during the five years prior to the date hereof engaged in any dealings or transactions with, involving or for the benefit of a Sanctions Target, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Obligors’ knowledge, investigation with regard to any actual or alleged violation of Sanctions;

4.1.16

Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Obligors, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Obligors or any Subsidiary or against any of their properties or revenues that (a) except as specifically disclosed in Schedule 11, could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Credit Document or any of the transactions contemplated hereby;

4.1.17

Disclosure. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of such Obligor to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected or pro forma financial information, each Obligors represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material);

4.1.18

Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 3.1.7 is true and correct in all respects; and

4.1.19	Insurance. Each Obligor and its Subsidiaries are insured with policies that are customary for their businesses.

4.1.20

Indebtedness. Set forth on Schedule 13 hereto is a complete and accurate list of all financial debt of the Borrower and all of its Subsidiaries as of June 30, 2024, in each case having an aggregate principal amount outstanding in excess of U.S.$500,000.

5.	COVENANTS

5.1	Enforceability, Rank

Each of the Obligors covenants and agrees with the Lenders that:

(a)

such Obligor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses, registrations and consents required in or by the laws and regulations of New York or Mexico to enable it lawfully to enter into and perform its obligations under the Credit Documents or to ensure the legality, validity, enforceability or admissibility in evidence in the United States or Mexico, as applicable, of this Agreement and the Security Documents;

(b)

such Obligor shall ensure that at all times its payment obligations under this Agreement and the Notes will, except to the extent secured pursuant to the Security Documents, rank at least pari passu in right of payment with all other present and future unsecured and unsubordinated Indebtedness of such Obligor (except for obligations preferred by Law), as applicable; it being understood that no other Indebtedness or other obligations shall benefit from Liens on the Collateral; and

(c)

the Borrower shall, upon demand by the Administrative Agent in connection with any action to enforce, or potential action to enforce, this Agreement, or any exercise of rights or remedies hereunder or thereunder, cause a certified translation of this Agreement in the Spanish language to be prepared as soon as practicable, but in any event no later than ten (10) Business Days following such demand.

5.2	Corporate Existence

Each Obligor will, and will cause each of its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 5.18 or 5.21; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.3	Payment of Taxes and Other Claims

Each Obligor shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all of its Tax liabilities (including, if applicable, social security, retirement funds and housing for workers quotas and contributions to the retirement savings system (Sistema de Ahorro para el Retiro)) and governmental charges levied or imposed (i) upon such Obligor or any of its Restricted Subsidiaries or (ii) upon the income, profits or property of such Obligor or any of its Restricted Subsidiaries and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, could reasonably be expected to become a Lien upon the property of such Obligor or any of its Restricted Subsidiaries; provided, however, that such Obligor will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (x) whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted, and for which such Obligor has set aside on its books adequate reserves with respects thereto in accordance with IFRS, or (y) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.4	Maintenance of Properties

Each Obligor shall cause all of its and its Restricted Subsidiaries’ material properties that are necessary in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5	Insurance

Each Obligor shall at all times keep all of its and its Restricted Subsidiaries’ material properties that are necessary in the conduct of their respective businesses and that are of an insurable nature insured against loss or damage with policies that are customary for their businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.6	Inspection Rights

Each Obligor will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable expense of such Obligor and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section and (b) the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of such Obligor and at any time during normal business hours and without advance notice; provided, further, that none of the Obligors or their Subsidiaries will be required to disclose information to such representatives of the Administrative Agent or the Lenders that is prohibited by applicable law or is subject to attorney-client or similar privilege or constitutes attorney work product. The Administrative Agent and the Lenders shall give such Obligor the opportunity to participate in any discussions with such Obligor’s accountants.

5.7	Security Documents

5.7.1

Each Obligor shall execute any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and First Priority of the Liens or creation of rights as beneficiary in first place (fideicomisario en primer lugar) in favor of the respective Agent created or intended to be created by the Security Documents or such other Liens that may replace the Liens created or intended to be created by the Security Documents in accordance with their terms, in form and substance reasonable satisfactory to the Administrative Agent.

5.7.2

No later than five (5) Business Days immediately following the date of execution of the Trust Agreement, the Obligors shall deliver to the Administrative Agent, the documentation in substance and form satisfactory to the Administrative Agent, evidencing the registry of the Trust Agreement before the RUG.

5.8	Further Assurances

Each Obligor shall execute any and all further documents, agreements and instruments, and take all further action at its own expense that may be required under applicable Law, or that the Administrative Agent may reasonably request (acting at the direction of the Required Lenders), in order to effectuate the transactions contemplated by this Agreement and the Security Documents.

5.9	Credit and Collection

5.9.1

The Borrower shall not materially breach its obligations under the Collection Contracts in any manner that grants the right to the Operator therein to terminate any Collection Contract, shall comply in all material respects with its credit and collection policies that affect the Collection Contracts or the Security Documents, as in effect on the date of this Agreement, and shall not make any change to such credit and collection policies to the extent such change materially affect the flow of funds from the Collection Contracts or the Security Documents without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders).

5.9.2

None of the Obligors shall, without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders), enter into any amendment any of the Collection Contracts that materially affects the flow of funds from the Collection Contracts.

5.10	Use of Proceeds

The Borrower shall use the proceeds of the Loans only: (i) for general corporate purposes and (ii) to pay fees and expenses incurred in connection herewith. The Borrower shall not use the proceeds of any Loan in violation of any applicable Anti-Corruption Laws.

5.11	Compliance with Laws

5.11.1

Each Obligor shall, and shall cause its Restricted Subsidiaries to, comply with all applicable requirements of Law, including all relevant Government Approvals and Environmental Laws, except where any failure to so comply could not, individually or in the aggregate, have a Material Adverse Effect, and except that such Obligor may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (i) none of the Lenders, Agent or the Obligors would be subject to any criminal liability for failure to comply therewith and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of any of the Collections.

5.11.2

Each Obligor shall comply with all requirements of all applicable Anti-Money Laundering Laws, Sanctions Laws and Anti-Corruption Laws and shall cause their Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by such Obligor and its Subsidiaries with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Such Obligor shall promptly notify the Lenders, to the extent that any such notification does not violate Law (including any applicable privilege), in the event that (i) it or any of its Subsidiaries, or any of their respective directors, officers or employees becomes a Sanctions Target; and/or (ii) it knows or has reason to know that it or any of its Subsidiaries, or any of their respective directors, officers or employees may violate or has violated Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws in connection with this Agreement or in any other manner that will result in a Sanctions violation by any person (including any person participating in this Agreement).

5.12	Collection Contracts; Collection Rights

5.12.1	Upon any amendment to the Collection Contracts, the Borrower shall provide prompt notice and a copy of such amendment to the Administrative Agent, subject to Section 8.18.

5.12.2

The Borrower shall maintain and promptly, but in any event within two (2) Business Days of an event requiring an update, update the Notices and Consents so that they accurately reflect the merchant identification codes associated with the Collection Rights at all times and concurrently provide a copy of such updates to the corresponding Operator and the Administrative Agent.

5.12.3

The Borrower shall cause all Collections to be deposited by the corresponding Operator, as instructed in the applicable Notice and Consent, into the Collections Accounts as follows: (a) Dollar payments into the Dollars Collections Account and (b) Peso payments into the Peso Collections Account.

5.12.4

If, on the date that is five (5) Business Days before an Interest Payment Date, the Collections deposited in the Payment Account are less than the Monthly Payment Amount, such Obligor shall deposit an amount equal to any shortfall not funded by the Trustee from the Debt Service Reserve Account, directly into the Payment Account on or prior to the Interest Payment Date.

5.13	Books and Records; Reporting

5.13.1

Each Obligor shall keep proper books of record and account, in which full and correct entries will be made of all financial transactions and the assets and business of such Obligor in material compliance with IFRS.

5.13.2

The Obligors shall provide to the Administrative Agent (i) within ninety (90) days after the end of each fiscal year, (A) audited year-end consolidated financial statements of Grupo Aeromexico and its Subsidiaries (including a balance sheet, statement of operations and statement of cash flows) reported on by KPMG Cárdenas Dosal, S.C., or any other internationally recognized independent public accountant, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Grupo Aeromexico and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied) and (B) unconsolidated year-end financial statements of each Obligor and (ii) within forty five (45) days after the end of each fiscal quarter (A) unaudited quarterly consolidated financial statements of Grupo Aeromexico and its Subsidiaries and (B) unconsolidated quarterly financial statements of each Obligor, in each case, including a balance sheet, statement of operations and statement of cash flows and prepared in accordance with IFRS.

5.13.3

Concurrently with any delivery of financial statements, the Borrower shall provide a certificate of the chief financial officer of the Borrower, on behalf of the Obligors, stating that (i) no Event of Default has occurred and is continuing (or, if an Event of Default has occurred, specifying the details of such Event of Default and the action that the applicable Obligors have taken or propose to take with respect thereto) and (ii) the Collection Contracts are in full force and effect as of the date of such certificate (or, if a Collection Contract is not in full force and effect, specifying the relevant circumstances and the action that the applicable Obligors have taken or propose to take with respect thereto).

5.13.4

Each Obligor shall provide to the Administrative Agent for the benefit of, and for distribution to, the Lenders: (i) promptly and in any event within five (5) Business Days after any Obligor obtains knowledge of any Default or Event of Default, notice of such Event of Default, and (ii) promptly and in any event within ten (10) Business Days after any Obligor obtains knowledge of any Event of Default, a certificate of a Responsible Officer of such Obligor setting forth the details of such Event of Default and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto.

5.13.5

Each Obligor shall deliver promptly following any request therefor, (i) such other information regarding the operations or financial condition of the Borrower or any Subsidiary, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; provided that none of the Obligors or their Subsidiaries will be required to disclose information to such representatives of the Administrative Agent or the Lenders that is prohibited by applicable law or is subject to attorney-client or similar privilege or constitutes attorney work product; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

5.14	Notices

Each Obligor will promptly, and in any case within five (5) Business Days after any Obligor obtains knowledge thereof, notify the Administrative Agent (and the Administrative Agent shall promptly transmit such notice to each Lender) of:

5.14.1

notice of any action arising under any Environmental Law or of any noncompliance by any Obligor or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

5.14.2	any material change in accounting or financial reporting practices by any Obligor or any Subsidiary;

5.14.3	any matter or development that has had or could reasonably be expected to have a Material Adverse Effect;

5.14.4

any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

5.14.5	notice of any default, suspension, termination, rescission or sanction under any Collection Contract.

Each notice delivered under this Section 5.14.5 shall be accompanied by a statement of a Responsible Officer of such Obligor setting forth the details of the occurrence requiring such notice and stating what action such Obligor has taken and proposes to take with respect thereto.

5.15	[Intentionally Omitted]

5.16	Limitation on Restricted Payments

None of the Obligors shall, directly or indirectly, make a Restricted Payment; provided that the Obligors may make Restricted Payments to the extent such payments are required by Law; provided, further, that the restrictions set forth in this Section 5.16 shall not apply if immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred or would exist and be continuing.

5.17	Limitation on Affiliate Transactions

None of the Obligors shall enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of such Obligor (an “Affiliate Transaction”) unless the terms thereof, taken as a whole, are no less favorable to such Obligor than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate of such Obligor.

5.18	Limitation on Sales of Assets and Subsidiary

None of the Obligors shall, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition outside of the ordinary course of business unless at least 50% of the consideration thereof received by such Obligor or such Restricted Subsidiary, as the case may be, is in the form of cash, cash equivalents (including deposits in transit, but excluding outstanding checks) or marketable securities (including certificates of deposit).

5.19	Limitation on Liens

None of the Obligors shall, and shall not permit any Restricted Subsidiary to, directly or indirectly Incur or permit to exist any Lien of any nature whatsoever on any of the Collection Rights, except for Liens created by the Security Documents.

5.20	Limitation on Lines of Business

Each Obligor will not, and will not permit any Restricted Subsidiary to, engage in any business other than the airline business and related businesses (including aircraft maintenance and cargo transportation).

5.21	Consolidation, Merger, Sale of Assets

5.21.1

No Obligor will consolidate or merge with or into, or convey, lease or transfer all or substantially all of its assets to, any Person in a single transaction or through a series of transactions, unless: (a) the resulting, surviving or transferee person (the “Successor Company”) (if not an Obligor) shall expressly assume all of the obligations of the Obligor under this Agreement, the Notes and the Security Documents; (b) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (c) the applicable Obligor or the surviving entity, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate and a legal opinion of counsel (which may be in house counsel of such Obligor) each stating that such consolidation, merger or transfer complies with this covenant.

5.21.2

Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of an Obligor in accordance with the foregoing, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Obligor under this Agreement and all other Credit Documents with the same effect as if such successor corporation had been named as the Obligor therein and thereafter, the Obligor shall be discharged from all obligations and covenants under this Agreement.

5.22	Limitation on Investments

Each Obligor will not, and will not permit any Restricted Subsidiary to, make any Investments, except for Permitted Investments.

5.23	Accounting Changes; Change in Fiscal Period

5.23.1

The Obligors shall not make any change in accounting treatment and reporting practices or Tax reporting treatment except as (a) required or permitted by IFRS, consistently applied, or applicable Law and, to the extent material, disclosed to the Administrative Agent or (b) agreed to by its independent public accountants (who shall be of recognized international standing).

5.23.2	The Obligors shall not permit the last day of its fiscal year to end on a day other than December 31 or change the Obligors’ method of determining its fiscal quarters.

5.24	Anti-Money Laundering Laws

The Obligors shall not (a) use the proceeds of the Loans, (b) lend, contribute or otherwise make available proceeds of the Loans to their Subsidiaries, Affiliates, any director, officer, employee, or agent of the Obligors, their Subsidiaries or Affiliates, joint venture partner or other Person, or (c) repay the Loans with proceeds knowingly derived directly or indirectly from illegal activity or otherwise obtained, in each case, in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person, including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise.

5.25	Sanctions

The Obligors shall not use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Obligors, joint venture partner or other individual or entity, (i) to fund any activities of or business with any individual or entity in any Sanctioned Jurisdiction in violation of applicable Sanctions, (ii) to fund any activities of or business with any individual or entity that, at the time of such funding, is a Sanctions Target in violation of applicable Sanctions, or (iii) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Administrative Agent or otherwise) of Sanctions.

5.26	Debt Reserve Required Amount

The Obligors shall not permit the amounts deposited in the Debt Service Reserve Account to be less than the applicable Debt Reserve Required Amount at any time after the Closing Date.

5.27	Collections Coverage Ratio

The Obligors shall not permit the Collections Coverage Annual Ratio, on any date of determination, to be less than 1.40:1.00.

6.	EVENTS OF DEFAULT

6.1	Events of Default

If any of the following events (each, an “Event of Default”) shall occur and be continuing:

6.1.1	the Borrower shall fail to pay:

(a)	any principal under this Agreement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)

any interest on any Loan or any fee or any other amount payable under this Agreement or under any other Credit Document when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and, if such failure is caused by an administrative, ministerial, clerical or systems error, such failure continues for two (2) or more Business Days from the date on which such payment was due;

6.1.2	any Obligor fails duly to perform or observe:

(a)	any term of Section 5 hereof (other than Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.13.1, 5.13.2, 5.13.3, and 5.13.5); or

(b)

any other term or obligation contained in this Agreement or the Security Documents and such failure shall continue unremedied for 30 days after written notice thereof shall have been given from the Administrative Agent or any Lender to the Obligors;

6.1.3

any representation, warranty, certification or statement made or deemed to be made by any Obligor in this Agreement or the Security Documents, or any certificate, financial statement or other document delivered pursuant to or in connection with this Agreement and the Loan hereunder shall prove to have been incorrect in any material respect when made or repeated (or deemed made or repeated) or the Obligors shall knowingly provide any Lender with material false information, and such Obligor fails to cure such breach of representation, where capable of cure, within five (5) Business Days after receiving a written notice thereof; provided that such cure period shall be extended for so long as, but in no event longer than thirty (30) days, or such longer period agreed by the Required Lenders, the cure of such breach of representation is dependent on the action or obligation of any Person (other than any Obligor or its Affiliates) and the Borrower has notified the Administrative Agent of the status of the completion of such action or obligation and is using its reasonable efforts to secure the completion of such action or obligation from such Person; provided, further that it will be an immediate Event of Default if any representation, warranty or statement relating to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions contained in Section 4.1.15 made or deemed made by or on behalf of the Obligor shall prove to be untrue in any respect on the date as of which made or deemed made;

6.1.4

(i) any Obligor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Credit Documents) having an aggregate principal amount of more than U.S.$50,000,000, in each case beyond the applicable grace period with respect thereto, if any; or (ii) any Obligor shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;

6.1.5

(i) there is entered against any Obligor a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding U.S.$50,000,000 (to the extent not covered by independent third-party insurance), and (ii) such judgment or order remains unsatisfied for more than 30 consecutive days unless its enforcement is stayed by reason of a pending appeal or otherwise;

6.1.6

any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Obligor or any other Person acting by or through any Obligor contests in writing the validity or enforceability of any material provision of any Credit Document; or any Obligor denies in writing that it has any or further liability or obligation under any material provision of any Credit Document, or purports in writing to revoke, terminate or rescind any material provision of any Credit Document;

6.1.7

any Governmental Authority shall condemn, seize, nationalize, forfeit (pursuant to the National Property Forfeiture Law (Ley Nacional de Extinción de Dominio) or any related law) or appropriate any substantial portion of the property of any Obligor or any Restricted Subsidiary (either with or without payment of compensation) or any asset held in the Trust Agreement or pledged under the Security Documents, or shall prevent any Obligor or any Restricted Subsidiary from exercising normal control over all or a substantial part of its property (and the same shall continue for ninety (90) or more days);

6.1.8	the Collection Rights are assigned to any Person other than the Trustee, or are subject to any Lien other than the Lien of the Security Documents;

6.1.9	any Collection Contract is terminated by either party for any reason unless a substitute contract acceptable to the Required Lenders is in place immediately upon such termination;

6.1.10	The corresponding Operator fails to make payments under any Collection Contract into the Collections Accounts for thirty (30) consecutive days;

6.1.11	any Obligor or any Restricted Subsidiary pursuant to or under or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case or proceeding;

(b)	consents to the making of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;

(c)	consents to the appointment of a Custodian of it or for substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors;

(e)	files an answer or consent seeking reorganization or relief;

(f)	shall admit in writing its inability and/or unwillingness to pay its debts generally; or

(g)	consents to the filing of a petition in bankruptcy;

6.1.12

a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against any Obligor or any Restricted Subsidiary and such Bankruptcy Order remains unstayed and in effect for ninety (90) consecutive days;

6.1.13

a Custodian is appointed out of court with respect to any Obligor or any Restricted Subsidiary or with respect to all or any substantial part of the assets or properties of any Obligor or any Restricted Subsidiary; or

6.1.14	any Change of Control occurs; provided that it shall not be an Event of Default under this Section 6.1.14 if the Required Lenders provide prior written consent to such Change of Control;

then, and in every such event, (x) in the case of an event specified in Sections 6.1.11, 6.1.12, or 6.1.13 the Commitments shall automatically terminate and the entire unpaid principal amount of the Loans and all other amounts payable in respect of the Loans shall automatically become and be forthwith due and payable and all amounts deposited in the Payment Account, the Collections Accounts and Debt Service Reserve Account shall be applied to repay such amounts, and (y) in the case of any other event specified in this Section 6.1, at any time thereafter during the continuance of such event, with the consent of the Required Lenders the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice in writing given to the Obligors, terminate the Commitments, and thereupon the Commitments shall terminate immediately, declare the Loans immediately due and payable whereupon the entire unpaid principal amount of the Loans and all other amounts payable in respect of the Loans shall become and be forthwith due and payable, in each case without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligors to the extent permitted by Law, and all amounts deposited in the Payment Account, the Collections Accounts and Debt Service Reserve Account shall be applied to repay such amounts.

6.2	Application of Payments

Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

6.2.1

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 8.6 and similar amounts payable under any other Credit Document) payable to the Agents in their capacity as such;

6.2.2

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 8.6) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this Section 6.2.2 payable to them;

6.2.3

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 6.2.3 payable to them;

6.2.4

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 6.2.4 payable to them; and

6.2.5	finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

7.	ADMINISTRATIVE AGENT

7.1	Appointment

Each Lender hereby irrevocably designates and appoints BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. For such purposes, each Lender hereby appoints and authorizes the Administrative Agent as its agent (comisionista mercantil) pursuant to the articles 273 and 274 of the Mexican Commerce Code (Código de Comercio) to execute, deliver and perform its obligations under this Agreement and any other document, agreement or instrument related hereto, in terms and for the purposes set forth in this Section 7.

7.2	Delegation of Duties

The Administrative Agent may execute any of its duties under this Agreement by or through sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Section 7.3 shall apply to any such sub-agent or attorney-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.

7.3	Exculpatory Provisions

7.3.1

Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (i) have any duties or responsibilities, except those expressly set forth herein (and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent); (ii) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, or taken with the consent or at the request of the Required Lenders (except for its or such Person’s own gross negligence or willful misconduct); (iii) to the extent not requested by the Required Lenders, be required to initiate or conduct any litigation or collection proceedings hereunder (and shall not commence an action or proceeding on behalf of any Lender without obtaining the consent of such Lender thereto); (iv) be responsible for any computation made in good faith in connection herewith or for any other action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its or such Person’s own gross negligence or willful misconduct; or (v) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by each of the Obligors or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Obligors to perform its obligations hereunder.

7.3.2

The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement, (ii) the occurrence of any default, (iii) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (iv) to inspect the properties, books or records of the Obligors, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.3.3

The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the Required Lenders; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Credit Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders.

7.3.4

None of the provisions of this Agreement or the other Credit Documents shall be construed to require the Administrative Agent in its individual capacity to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder.

7.3.5

The Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Credit Documents, any information relating to the Obligors or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

7.4	Reliance by the Administrative Agent

7.4.1

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Obligors), independent accountants and other experts selected by the Administrative Agent, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to any Lender unless the Administrative Agent receives notice to the contrary from such Lender prior to the making of such Loan. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.4.2

The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5	Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received notice from a Lender or the Obligors referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of event of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.

7.6	Non-Reliance on Administrative Agent and Other Lenders

Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, Administrative Agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Obligors, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Obligors which may come into the possession of the Administrative Agent or any of its officers, directors, employees, Administrative Agents, attorneys-in-fact or Affiliates.

7.7	Indemnification by Lenders

The Lenders severally agree to indemnify the Administrative Agent and its officers, directors, employees, agents and advisors, each in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so pursuant to Section 8.6.2), ratably according to the respective amounts of their then-existing Commitments (or, if the Commitments have terminated, their then-outstanding Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including the reasonable fees, charges and disbursements of any counsel of any indemnified Person) which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by final, non-appealable order of a court of competent jurisdiction. No Person indemnified under this Section 7.7 shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement or any other Credit Document. The agreements in this Section 7.7 shall survive the payment of the Loans and all other amounts payable hereunder, the termination of the Commitments, the termination of this Agreement and removal of the Administrative Agent.

7.8	Administrative Agent in Its Individual Capacity

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

7.9	Successor Administrative Agent

7.9.1

(a) The Administrative Agent may resign as administrative agent by notice to the Lenders and the Borrower, which resignation shall be effective upon thirty (30) days’ written notice, whether or not a successor has been appointed. If the Administrative Agent resigns as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders which successor Administrative Agent shall be approved by the Borrower, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes (except for any indemnity payments owed to the retiring or removed Administrative Agent). In the event that the Required Lenders fail to appoint a successor Administrative Agent within thirty (30) days after the resignation of the Administrative Agent, the Borrower shall have the right to appoint a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

7.9.2

Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

7.10	No Fiduciary Relationship

Use of the term “agent” in this Agreement or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent does not connote (and is not intended to connote) any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties. Without limiting the foregoing, none of the Lenders shall have or be deemed to have a fiduciary relationship with any other Lender.

7.11	Obligations of Administrative Agent and Lenders

The obligations of the Administrative Agent and Lenders under this Agreement or any other Credit Document are several and not joint. Failure by any one Lender to perform its obligations does not affect the obligations (or liability) of the Administrative Agent or any other Lender thereunder.

7.12	Enforcement

The authority to enforce rights and remedies under this Agreement and other Credit Documents against the Obligors shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders.

7.13	Compliance with Laws

The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable Law, regulation or court order.

7.14	Erroneous Payments

7.14.1

If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 7.14.2) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.14 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous

Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 7.14.1 shall be conclusive, absent manifest error.

7.14.2

Without limiting Section 7.14.1, each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(a)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(b)

such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.14.2).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.14.2 shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.14.1 or on whether or not an Erroneous Payment has been made.

7.14.3

Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 7.14.1.

7.14.4

The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Obligor; provided that this Section 7.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Obligors relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or on behalf of (including through the exercise of remedies under any Credit Document), the Obligors for the purpose of a payment on the Obligations.

7.14.5

To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

7.14.6

Each party’s obligations, agreements and waivers under this Section 7.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

8. MISCELLANEOUS

8.1	Tax Forms

8.1.1

In the event that (a) there occurs a change in relevant Mexican law (including any transitory provisions thereunder) such that the withholding tax rate applicable to non-Mexican financial institutions for purposes of Article 166-I of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) (or any successor provision) is greater than the withholding tax rate on the date hereof or (b) at any time any relevant Governmental Authority of Mexico requires evidence of a Person’s tax residency, in order for the most favorable withholding tax rate to apply to such Person, then within 60 days after receipt of an Obligor’s written request therefor (but not more frequently than twice within any 12-month period), each Lender and the holder of any Note will deliver to such Obligor (i) a certificate or other document issued by the appropriate tax authority confirming that such Lender and any such holder (and/or, if applicable, the beneficial owner thereof), as the case may be, is a resident (or its principal office is resident) for tax purposes of a country that is a party to a Mexican Tax Treaty or, if such a certificate or other document is not then reasonably obtainable, equivalent official evidence of the status of such Person as a resident of (or it principal office as a resident of) such country within the meaning of the convention for avoidance of double taxation between such country and Mexico, if applicable, pursuant to Article 6 of the Mexican Income Tax Law Regulations (Reglamento de la Ley del Impuesto Sobre la Renta) (or any successor provision) and (ii) if applicable, any other information pursuant to rules 3.18.18 or 3.18.19 of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024) (or any successor provision).

8.1.2

In the case of a Person that acquires its interest in this Loan or the Note by transfer from the Lenders or a successor or assign of a Lender and is a tax resident of a country that is a party to a Mexican Tax Treaty, prior to the first scheduled payment of principal or interest hereunder following such transfer, succession or assignment and thereafter within 60 days after receipt of an Obligor’s written request therefor (but not more frequently than twice within any 12-month period), such Person will deliver to such Obligor (i) a certificate or other document issued by the appropriate tax authority confirming that such Person is a tax resident of such country for the purposes of such Mexican Tax Treaty, if applicable, or, if such a certificate or other document is not then reasonably obtainable, equivalent official evidence of the status of such transferee Person as a tax resident of such country within the meaning of the convention for avoidance of double taxation between such country and Mexico, if applicable, pursuant to Article 6 of the Mexican Income Tax Law Regulations (Reglamento de la Ley del Impuesto Sobre la Renta) (or any successor provision) and (ii) if applicable, any other information pursuant to rules 3.18.18 or 3.18.19 of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024) (or any successor provision).

8.2	Amendments and Waivers

8.2.1

No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Credit Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

8.2.2

Except as otherwise expressly set forth in this Agreement (including Section 2.7.5 and Section 2.20), no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by any Obligor therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)

extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 3 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(b)

reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Credit Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Obligors to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(c)

postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Credit Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(d)

change Section 2.12.4 or Section 2.12.5 in a manner that would alter the pro rata sharing of payments required thereby or change Section 6.2, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e)	waive any condition set forth in Section 3.1 without the written consent of each Lender;

(f)

waive or change any provision of Section 5.7, or, except to the extent otherwise expressly permitted under this Agreement or the other Credit Documents, release all or any portion of the Collateral, without the prior written consent of each Lender;

(g)	release any Guarantor from any of its obligations hereunder without the written consent of each Lender;

(h)

subordinate (x) the Liens securing any of the Loans on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or (y) any Loans in contractual right of payment to any other Indebtedness (any such other Indebtedness, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each adversely affected Lender (other than a Defaulting Lender) has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender (other than a Defaulting Lender)) of the Senior Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each such adversely affected Lender for a period of not less than three Business Days; provided however that (1) if any such adversely affected Lender does not accept an offer to provide its pro rata share of such Senior Indebtedness within the time specified for acceptance in such offer being made, such adversely affected Lender shall be deemed to have declined such offer and (2) any subordination expressly permitted by the Intercreditor Agreement shall not be restricted by subclauses (x) and (y) above; or

(i)

change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Credit Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

8.3	Time

Any date or period specified herein may be postponed or extended by mutual agreement between the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

8.4	Notices

All notices and other communications hereunder shall be made in writing and in English (by letter, electronic mail (provided that in such case of any Agent, such electronic notice shall be delivered in a “.pdf” attachment)) and shall be sent as follows:

8.4.1	Borrower: if to the Borrower, to it at:

Aerovías de México, S.A. de C.V.

Paseo de la Reforma 243

Piso 25

Col. Cuauhtémoc

06500, Ciudad de México, México

Attn: Treasurer

E-mail: [***]

Telephone: [***]

8.4.2	Guarantors: if to a Guarantor, to it at:

Grupo Aeroméxico, S.A.B. de C.V.

c/o Aerovías de México, S.A. de C.V.

Paseo de la Reforma 243

Piso 25

Col. Cuauhtémoc

06500, Ciudad de México, México

Attn: Treasurer

E-mail: [***]

Telephone: [***]

Aerolitoral, S.A. DE C.V.

c/o Aerovías de México, S.A. de C.V.

Paseo de la Reforma 243

Piso 25

Col. Cuauhtémoc

06500, Ciudad de México, México

Attn: Treasurer

E-mail: [***]

Telephone: [***]

8.4.3	Initial Lenders: if to the Initial Lenders, to them at set forth in Schedule 5 hereto.

8.4.4	Administrative Agent: if to the Administrative Agent, to it at:

BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México

Paseo de la Reforma 510, Piso 16, Juárez, Cuauhtémoc,

Ciudad de México, C.P. 06600

Attn: Jorge Leonardo Santiago Sánchez / Nelya Valeria Romano Castañeda

Telephone: [***]

Email: [***]

8.4.5	Other Lenders: if to any other Lender, to it at its address (or telecopier number) set forth in the applicable Assignment and Assumption.

8.4.6

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 8.4.7, shall be effective as provided in said Section 8.4.7. Each party hereto designates its respective domicile in accordance hereto, as its contractual or agreed domicile (domicilio convencional) for all purposes regarding the Credit Documents.

8.4.7

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.4.8

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

8.4.9	Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

8.5	Survival

All covenants, agreements, representations and warranties made by the Obligors herein and in any Credit Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Borrowings hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.14, 2.18, 8.6, 8.17 and Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

8.6	Cost and Expenses; Indemnity

8.6.1

The Obligors agree (i) to pay or reimburse the Agents and the several Lenders for all their documented and pre-approved out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification requested by the Obligors to, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the documented and pre-approved out-of-pocket fees and disbursements of counsel to the Agents and third party vendors, in each case, retained with the consent of the Borrower, and (ii) to pay or reimburse the Agents and the several Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, protection or preservation of any rights (A) under the Credit Documents and any related agreements or (B) in connection with the Loans made hereunder, in either case including, without limitation, reasonable and documented out-of-pocket fees and disbursements of one firm of international counsel to the Agents and to the several Lenders and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty.

8.6.2

The Obligors will indemnify each of the Agents and the Lenders and their respective Affiliates and the directors, officers, employees and agents thereof (any of the foregoing, an “Indemnified Person”) against and hold each Indemnified Person harmless from any and all losses, claims, damages, liabilities and expenses, including without limitation all reasonable and documented out-of-pocket fees, charges and disbursements of counsel which an Indemnified Person may incur or which may be asserted against it arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (ii) the use or proposed use of the proceeds of the Loans, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to this Agreement, any Credit Document, any related agreement, any agreement contemplated hereby or thereby or the performance of the parties of the transactions contemplated hereby or thereby, whether based on contract, tort or any other theory, whether brought by a third party or by the Obligors, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person, (y) result from a claim brought by an Obligor against an Indemnified Person for a material breach of such Indemnified Person’s obligations hereunder or under any other Credit Document or any related agreement, or applicable Law, if an Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of an Obligor or any of its Subsidiaries and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent in its capacity as such). This Section 8.6.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

8.6.3

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 8.6.1 or 8.6.2 to be paid by it to any Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12.9.

8.6.4

To the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

8.6.5	All amounts due under this Section 8.6 shall be payable not later than thirty (30) days after demand therefor.

8.7	Assignment and Transfer

8.7.1	This Agreement shall be binding upon, and inure to the benefit of, the Obligors, the Administrative Agent and each Lender and their respective transferees, successors and assigns.

8.7.2

No Obligor may assign its rights or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of the Administrative Agent (at the direction of the Required Lenders), and any purported assignment or transfer without such consent shall be void. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 8.7.3, or (ii) by way of participation in accordance with the provisions of Section 8.7.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.7.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.7.3

Any Lender may transfer its interest in the Loan to any Eligible Assignee, in whole or in part, or assign, sub-participate or hedge its interest in the Loan, without the consent of the Obligors; provided that, except for participations, any transfer or assignment shall be pursuant to an Assignment and Assumption and a Notice of Assignment and Assumption shall be delivered to the Administrative Agent and the Borrower, together with a Registration Fee to the Administrative Agent; provided further that the Administrative Agent may, in its sole discretion, elect to waive such Registration Fee in the case of any assignment; provided further that such consent shall not to be unreasonably withheld or delayed; provided further that the consent of the Obligors shall not be required if an Event of Default has occurred and is continuing at the time of such assignment. No assignment shall be effective unless recorded in the register maintained by the Administrative Agent pursuant to Section 8.7.4. The assignee, if it is not a Lender, shall (x) deliver to the Administrative Agent an administrative questionnaire and (y) deliver to the Administrative Agent and the Borrower any documentation required pursuant to Section 2.13.6. Promptly after the execution of an Assignment and Assumption, the Assignor (as defined in such Assignment and Assumption) shall present its existing Note to the Obligors, and the Obligors shall deliver to the Assignee (as defined in such Assignment and Assumption) (and, in the case of a partial assignment, the Assignor), within seven (7) Business Days after the Borrower’s receipt of such existing Note, one or more new Notes in exchange therefor in an aggregate principal amount equal to (i) in the case of the Assignee, the principal amount of the Assigned Rights and Obligations (as defined in such Assignment and Assumption) and (ii) in the case of the Assignor, the principal amount of the portion of the Loan retained by the Assignor, if any, in each case dated as of the date of the surrendered Note and substantially in the form of Schedule 1B hereto.

(a)

No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(b)	No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(c)

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.7.6.

8.7.4

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Obligors, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Obligors, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Obligors or any Lender at any reasonable time and from time to time upon reasonable prior notice.

8.7.5

Notwithstanding the foregoing, no assignment shall cause the Borrower to pay to the relevant assignee any amounts under Sections 2.13 and 2.14 in excess of the amounts the Borrower would have paid to the relevant assignor under such Sections based on the applicable Law in effect as of the date of such assignment; provided, however, that such limitation shall not prevent any such assignment, but shall shift the responsibility for any such cost, to the extent such amounts relate solely to applicable Law in effect as of the date of such assignment, from the Borrower to the relevant assignee throughout the remainder of the term of this Agreement.

8.7.6

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.6.2 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.2.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.13.6 (it being understood that the documentation required under Section 2.13.6 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under Section 8.7.3; and (B) shall not be entitled to receive any greater payment under Section 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17.2 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.16 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

8.8	Law and Jurisdiction

8.8.1	Governing law

This Agreement and the rights and obligations of the parties, including any claims, controversy, dispute, or cause of action (whether in contract, tort, or otherwise and whether at law or in equity) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby and thereby and, unless otherwise specified therein, each Loan Document, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

8.8.2	Submission to Jurisdiction

Each party hereto hereby:

(a)

irrevocably and unconditionally submits, for itself and its property, in any legal action or proceeding arising out of or relating to the Transactions or arising out of or relating to the performance of services under, and the interpretation, enforcement of and compliance with, this Agreement and all other Credit Documents (other than the Notes) (except as to any other Credit Document, as expressly set forth therein) or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and the U.S. District Court for the Southern District of New York, located in the Borough of Manhattan, and, in each case, any relevant appellate courts thereof; and

(b)

consents that any such action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and expressly and unconditionally waives any other jurisdiction to which it may otherwise be entitled by virtue of present or future domicile, place of residence or any other reason.

8.8.3	Waiver of Jury Trial

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in any action or legal proceeding directly or indirectly arising out of or relating to this Agreement, any Note or any Security Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

8.9	Service of Process

Each Obligor agrees that service of all writs, processes and summonses in any suit, action or proceeding brought in connection with this Agreement, against any Obligor in the aforementioned courts may be made upon the Process Agent, whom such Obligor irrevocably appoints as its authorized agent for service of process. Each Obligor represents and warrants that the Process Agent has agreed to act as the agent for service of process for the Obligor. Each Obligor agrees that such appointment shall be irrevocable so long as any of the Obligations remain outstanding or until the irrevocable appointment by such Obligor of a successor in the City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each Obligor further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If the Process Agent shall cease to act as the agent for service of process for either Obligor, such Obligor shall appoint without delay another such agent and provide prompt written notice to the Administrative Agent and the Lenders of such appointment. With respect to any such action in any court of the State of New York or any United States federal court in the Borough of Manhattan, New York City, New York, United States, service of process upon the Process Agent, as the authorized agent of the Obligors for service of process, and written notice of such service to the Obligors shall be deemed, in every respect, effective service of process upon the Obligors. Nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law.

The Obligors on the Closing Date shall grant in favor of the Process Agent an irrevocable special power of attorney for lawsuits and collections (poder especial irrevocable para pleitos y cobranzas), before a Mexican notary public, in form and substance reasonably satisfactory to the Administrative Agent, and deliver to the Administrative Agent a copy of such power of attorney issued by a Mexican notary public, as well as evidence, in form and substance satisfactory to the Administrative Agent of the acceptance of the Process Agent of its designation as such.

In the event that the Process Agent or any successor shall cease to be located in the Borough of Manhattan, the Obligors shall promptly and irrevocably before the relocation of such agent for service of process, designate a successor process agent, which successor agent shall be located in the Borough of Manhattan, and notify the Administrative Agent thereof, and in case the Process Agent or any successor shall be substituted, the Obligors shall grant in favor of the successor agent for the service of process, within a term of no more than five (5) Business Days following the designation of the new agent for the service of process, a new irrevocable special power of attorney for lawsuits and collections in terms of the established in the immediately preceding paragraph.

8.10	Severability

If at any time any provision of this Agreement or any Note is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, neither the validity, legality or enforceability of the remaining provisions hereof or thereof, nor the validity, legality or enforceability of such provision under the laws of any other jurisdiction, shall in any way be affected or impaired thereby.

8.11	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and any of its amendments or assignments may be executed by electronic means (including, without limitation, “pdf”). Delivery by electronic means (including, without limitation, “pdf”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

8.12	Rights in Collections Accounts

Each Obligor confirms that it has no rights in the Collections Accounts, except for any amounts properly and actually remitted to it by the Trustee, pursuant to and in accordance with this Agreement and the Trust Agreement.

8.13	Patriot Act

Each Lender subject to the Patriot Act hereby notifies the Obligors that, pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with the Patriot Act and beneficial ownership regulations.

8.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

8.15	Force Majeure

The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

8.16	Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such branch or Affiliate, to or for the credit or the account of the Obligors against any and all of the obligations of the Obligors now or hereafter existing under this Agreement or any other Credit Document to such Lender or their branches or Affiliates, irrespective of whether or not such Lender, branch or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Obligors may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective branches and Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.17	Payments Set Aside

To the extent that any payment by or on behalf of the Obligors is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

8.18	Confidentiality

The Lenders and each Agent agree to keep confidential all non-public information provided to it by the Obligors pursuant to or in connection with this Agreement that is designated in writing by the Obligors as confidential; provided that nothing herein shall prevent the Lenders or the Administrative Agent from disclosing any such information (a) to any of its subsidiaries or

Affiliates, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective transferee, actual or prospective investor in a direct or indirect interest of the Loan, or any direct or indirect counterparty to any swap or hedge agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates or subsidiaries, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of its disclosure by the Lenders or the Administrative Agent in violation of this Agreement), (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any Note or Security Document, (j) to any other party hereto; (k) with the consent of the Borrower, or (l) to credit risk protection providers, insurers, reinsurers and insurance brokers in connection with them providing insurance related to the transactions contemplated by this Agreement. In addition, the Administrative Agent, and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information. The undertakings of this Section shall survive the termination of this Agreement.

8.19	No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Obligors acknowledge and agree that: (a) (i) no fiduciary, advisory or agency relationship between the Obligors and Subsidiaries and any Bookrunner, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether the Bookrunner, the Administrative Agent or any Lender has advised or is advising the Obligors or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Bookrunner, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Obligors and its Subsidiaries, on the one hand, and the Bookrunner, the Administrative Agent and the Lenders, on the other hand, (iii) the Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b) (i) the Bookrunner, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Obligors or any of their Affiliates, or any other Person; (ii) none of the Bookrunner, the Administrative Agent and the Lenders has any obligation to the Obligors or any of their Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Bookrunner, the Administrative Agent and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Obligors and their Subsidiaries, and none of the Bookrunner, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Obligors or their Affiliates. To the fullest extent permitted by Law, the Obligors hereby waive and release any claims that they may have against any of the Bookrunner, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.20	Guarantee

8.20.1	Guarantee

In order to induce the Agents and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Guarantors from the Loan, the Guarantors hereby unconditionally and irrevocably guarantee as primary obligors and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the obligations of the Borrower to the Secured Parties under the Credit Documents (the “Guaranteed Obligations”). The Guarantee is a guaranty of payment and not of collection. If any or all of the Guaranteed Obligations of the Borrower to the Secured Parties becomes due and payable hereunder, the Guarantors unconditionally and irrevocably promises to pay such indebtedness to the Administrative Agent and/or the other Secured Parties, on demand, together with all reasonable and documented expenses that may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations. If claim is ever made upon any Secured Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Guarantors agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation of this Guarantee or other instrument evidencing any liability of the Borrower, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

8.20.2	Nature of Liability

The liability of the Guarantors hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of the Guarantors hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of the Guarantors, any other guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) any payment made to any Secured Party on the Guaranteed Obligations that any such Secured Party repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantors waive any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Parties as contemplated in Section 8.20.4 (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor, or (h) any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto.

8.20.3	Independent Obligation

The obligations of the Guarantors hereunder are independent of the obligations of any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantors whether or not action is brought against any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower is joined in any such action or actions. The Guarantors waive, to the fullest extent permitted by Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance that operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

8.20.4	Authorization

The Guarantors authorize the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)

change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this guarantee shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)

take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any Collections or other property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against, in each case in accordance with the Security Documents;

(c)	exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)	release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e)

settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Secured Parties;

(f)

apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Parties regardless of what liability or liabilities of the Borrower remain unpaid;

(g)

consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h)	take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantors from their liabilities under this guarantee.

8.20.5	Reliance

It is not necessary for any Secured Party to inquire into the capacity or powers of the Guarantors or any of its subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8.20.6	Waiver

(a)

The Guarantors waive any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any Collections or other security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever. The Guarantors waive any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Secured Parties may, at their election, foreclose on any security held by the Administrative Agent or any other Secured Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by Law), or exercise any other right or remedy the Secured Party may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have been paid. The Guarantors waive any defense arising out of any such election by the Secured Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)

The Guarantors waive all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Guarantors assume all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantors assume and incur hereunder, and agree that neither the Administrative Agent nor any of the other Secured Parties shall have any duty to advise the Guarantors of information known to them regarding such circumstances or risks.

(c)

To the fullest extent permitted by law, Guarantors hereby expressly waive the benefits of orden, excusión, división, and any other rights to which it may be entitled to the extent applicable under provided for in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2840, 2844 and 2845 of the Mexican Federal Civil Code (Código Civil Federal), and the corresponding Articles of the federal entities of the United Mexican States.

8.20.7	Payments

All payments made by the Guarantors pursuant to this Section 8.20 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Article 2.

8.20.8	Maximum Liability

It is the desire and intent of the Guarantors and the Secured Parties that this guarantee shall be enforced against the Guarantors to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Guarantors under this guarantee shall be adjudicated to be invalid or unenforceable for any reason (including, because of any applicable state or federal Law relating to fraudulent conveyances or transfers), then the amount of the Guarantors’ obligations under this Guarantee shall be deemed to be reduced and the guarantors shall pay the maximum amount of the Guaranteed Obligations that would be permissible under Law.

8.20.9	Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances

The obligations of the Guarantors hereunder shall remain in full force and effect until all of the payment and performance obligations of the Borrower under the Credit Documents shall have been paid or otherwise performed in full. If at any time any payment made under this Agreement or any other Credit Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar event of the Borrower, the Guarantors or any other Person or otherwise, then the obligations of the Guarantors hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

8.20.10	Continuing Guarantee

This Guarantee is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Guaranteed Obligations and all other amounts payable under its Guarantee, (b) be binding upon each Guarantor and its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

8.20.11	Subrogation

Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower on account of such subrogation right prior to final and indefeasible payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

8.21	Entire Agreement

This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

8.22	No Immunity

To the extent that the Obligors may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Credit Document, to claim for themselves or their properties, assets or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to their obligations under this Agreement or any other Credit Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Obligors hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

8.23	Judgement Currency

This is an international loan transaction in which, in connection with the Loans or any other amount expressed to be payable in Dollars, the specification of Dollars and payment in New York is of the essence, and the obligations of the Obligors under this Agreement to make payment to (or for account of) the Administrative Agent or a Lender in Dollars in connection with the Loans or such other amounts shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Person in New York of the full amount of Dollars payable to such Person under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 8.22 called the “Judgement Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York with the Judgement Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Obligors in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Credit Document in connection with the Loans or any other amount expressed to be payable in Dollars (in this

Section 8.22 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Judgement Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the Judgement Currency so adjudged to be due, and the Obligors hereby, jointly and severally, as a separate obligation and notwithstanding any such judgment, to the extent permitted by applicable Law, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If any Entitled Person reasonably determines that the amount of the Dollars so purchased and transferred to such Entitled Person exceeds the sum originally due to such Entitled Person, then such Entitled Person shall as promptly as reasonably practicable, reimburse such excess to the relevant Obligor.

8.24	Interest Rate Limitation

.Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

[signature pages follow]

AS WITNESS the hands of the duly authorized representatives of the parties to this Agreement the day and year first before written.

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as Initial Lender

By:	/s/ Ernesto Aguirre Revesz
	Name:	Ernesto Aguirre Revesz
	Title:	Attorney-in-Fact

By:	/s/ Juan German Voss
	Name:	Juan German Voss
	Title:	Attorney-in-Fact

Signature page to Loan Agreement

ING BANK N.V., DUBLIN BRANCH,
as Initial Lender

By:	/s/ Padraig Matthews
	Name:	Padraig Matthews
	Title:	Director

By:	/s/ Rosemary Healy
	Name:	Rosemary Healy
	Title:	Director

Signature page to Loan Agreement

BARCLAYS BANK PLC, as Initial Lender

By:	/s/ Charlene Saldanha
	Name:	Charlene Saldanha
	Title:	Vice President

Signature page to Loan Agreement

BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A., as Initial Lender

By:	/s/ Darío López
	Name:	Darío López
	Title:	Attorney-in-Fact

By:	/s/ Patricio Mainardi
	Name:	Patricio Mainardi
	Title:	Attorney-in-Fact

Signature page to Loan Agreement

BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as Initial Lender

By:	/s/ Luis Alfonso Ortiz Anzures
	Name:	Luis Alfonso Ortiz Anzures
	Title:	Legal Representative

By:	/s/ Luis Brossier Marquez
	Name:	Luis Brossier Marquez
	Title:	Legal Representative

Signature page to Loan Agreement

JPMORGAN CHASE BANK, N.A.,
as Initial Lender

By:	/s/ Maurice Dattas
	Name:	Maurice Dattas
	Title:	Vice President

Signature page to Loan Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Initial Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

Signature page to Loan Agreement

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as Administrative Agent

By:	/s/ Ernesto Aguirre Revesz
	Name:	Ernesto Aguirre Revesz
	Title:	Attorney-in-Fact

By:	/s/ Juan German Voss
	Name:	Juan German Voss
	Title:	Attorney-in-Fact

Signature page to Loan Agreement

AEROVÍAS DE MÉXICO, S.A. DE C.V.,
as Borrower

By:	/s/ Emilio Ramos Ruiz
	Name:	Emilio Ramos Ruiz
	Title:	Legal Representative

By:	/s/ Daniel Martinez Martinez
	Name:	Daniel Martinez Martinez
	Title:	Legal Representative

Signature page to Loan Agreement

GRUPO AEROMÉXICO, S.A.B. DE C.V.,
as Guarantor

By:	/s/ Emilio Ramos Ruiz
	Name:	Emilio Ramos Ruiz
	Title:	Legal Representative

By:	/s/ Daniel Martinez Martinez
	Name:	Daniel Martinez Martinez
	Title:	Legal Representative

Signature page to Loan Agreement

AEROLITORAL, S.A. DE C.V.,
as Guarantor

By:	/s/ Emilio Ramos Ruiz
	Name:	Emilio Ramos Ruiz
	Title:	Legal Representative

By:	/s/ Daniel Martinez Martinez
	Name:	Daniel Martinez Martinez
	Title:	Legal Representative

Signature page to Loan Agreement